EXHIBIT 10.11

THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

(Series 1997-1)

by and among

SAKS CREDIT CORPORATION,
(as successor to Proffitt's Credit Corporation)

SAKS INCORPORATED
(formerly named "Proffitt's, Inc."),

ENTERPRISE FUNDING CORPORATION,

FALCON ASSET SECURITIZATION CORPORATION,

WINDMILL FUNDING CORPORATION,

BANK OF AMERICA, N.A.
(formerly named "NationsBank, N.A."),

BANK ONE, NA (Main Office Chicago)
(formerly named "The First National Bank of Chicago"),

and

ABN AMRO BANK N.V.

Dated as of November 19, 2001

EXHIBITS

EXHIBIT A Form of Additional Investment Certificate

EXHIBIT B Form of Assignment and Assumption Agreement

EXHIBIT C Form of Secretary's Certificate

EXHIBIT D Terms of Back-Up Servicer Arrangements

EXHIBIT E Form of Opinion

EXHIBIT F Form of Quarterly Certificate

EXHIBIT G Defined Terms in Financial Covenants

EXHIBIT H Proceedings

        THIS THIRD AMENDED AND RESTATED CERTIFICATE PURCHASE AGREEMENT (this "Agreement"), dated as of November 19, 2001, by and among SAKS CREDIT CORPORATION (as successor to Proffitt's Credit Corporation), a Delaware corporation (together with its successors and permitted assigns, the "Transferor"), SAKS INCORPORATED (formerly named "Proffitt's, Inc."), a Tennessee corporation, as servicer (in such capacity, the "Servicer"), ENTERPRISE FUNDING CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "EFC"), FALCON ASSET SECURITIZATION CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "Falcon"), WINDMILL FUNDING CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "Windmill", and collectively with EFC and Falcon, the "Purchasers"), BANK OF AMERICA, N.A. (formerly named "NationsBank, N.A.") a national banking association ("Bank of America"), as agent for the Senior Class Conduits and the Bank Investors (in such capacity, the "Agent"), as a Senior Class Agent and individually as a Bank Investor, BANK ONE, NA (Main Office Chicago) (formerly named "The First National Bank of Chicago"), a national banking association ("Bank One"), as a Senior Class Agent and individually as a Bank Investor and ABN AMRO BANK N.V., a "Naamloze Vennootschap" (public company with limited liability) organized under the laws of The Netherlands ("ABN AMRO"), as a Senior Class Agent and individually as a Bank Investor.

W I T N E S S E T H:

        WHEREAS, the Transferor desires to convey, transfer and assign, from time to time, to each of the Senior Class Conduits, one or more certificates issued by the Saks Credit Card Master Trust (formerly named the "Proffitt's Credit Card Master Trust") pursuant to a master pooling and servicing agreement (as amended, restated and supplemented from time to time, the "Master Pooling and Servicing Agreement") dated as of August 21, 1997 among the Transferor, the Servicer and Wells Fargo Bank Minnesota, National Association (formerly named "Norwest Bank Minnesota, National Association"), a national banking association, as trustee (the "Trustee") as supplemented by a Third Amended and Restated Series 1997-1 Supplement dated as of the date hereof (as amended, restated or supplemented from time to time, the "Series Supplement") among the Transferor, the Servicer and the Trustee;

        WHEREAS, the Senior Class Conduits desire to, and the Bank Investors, if requested, shall, accept such conveyance, transfer and assignment of such certificates on the terms and conditions set forth herein;

        WHEREAS, the Servicer has joined in this Agreement to make certain representations, warranties, covenants and agreements for the benefit of the Agent, the Senior Class Agents, the Senior Class Conduits and the Bank Investors; and

        WHEREAS, this Agreement amends and restates in its entirety the Second Amended and Restated Agreement.

        NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.1. Definitions. All capitalized terms used herein shall have the meanings herein specified or as specified in the Master Pooling and Servicing Agreement or the Series Supplement, and shall include in the singular number the plural and in the plural number the singular:

        "ABN AMRO" shall mean ABN AMRO Bank N.V., a "Naamloze Vennootschap" (public company with limited liability) organized under the laws of the Netherlands, together with its successors and permitted assigns.

        "Act" shall mean the Securities Act of 1933, as amended.

        "Additional Investor Amount" shall have the meaning set forth in Section 2.2(a) hereof.

        "Additional Investment Certificate" shall mean a certificate of the Transferor substantially in the form of Exhibit A hereto.

        "Adjusted LIBOR Rate" means, with respect to any period during which the return to any Bank Investor or a related Program Support Provider is to be calculated by reference to the London interbank offered rate, a rate which is 2.25% in excess of a rate per annum equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of (A) the rate obtained by dividing (i) the applicable LIBOR Rate by (ii) a percentage equal to 100% minus the reserve percentage, if any, used for determining the maximum reserve requirement as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Agent during such period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such percentage for those days in such period during which any such percentage shall be applicable) plus (B) the then daily net annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by the Agent for determining the current annual assessment, if any, payable by the Agent to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities.

        "Affected Assets" shall mean, collectively, the Senior Class Certificates and the Trust Property.

        "Agent" shall mean Bank of America, in its capacity as agent for the Senior Class Conduits and the Bank Investors, and any successor agent appointed pursuant to Article V hereof.

        "Agreement" shall mean this Third Amended and Restated Certificate Purchase Agreement, as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.

        "Assignment" shall mean, with respect to each Senior Class, an assignment pursuant to an Assignment and Assumption Agreement by which a Senior Class Conduit or a Bank Investor may assign its interests in the Senior Class Certificates, the Senior Class Certificate Principal Balance and the Trust Property pursuant to Section 5.7 hereof.

"Assignment Amount" shall mean, with respect to each Bank Investor at any time, an amount equal to the lesser of (a) such Bank Investor's Commitment and (b) the sum of, without duplication, (i) the Bank Pro Rata Share for such Bank Investor of the Senior Class Investor Amount for the related Senior Class held by the related Senior Class Conduit at such time, (ii) an amount equal to the Bank Pro Rata Share for such Bank Investor of all Carrying Costs accrued through the date of Assignment, and (iii) to the extent not paid by the Transferor as provided in subsection 5.7(d) hereof, an amount equal to the Bank Pro Rata Share for such Bank Investor of all Carrying Costs to accrue with respect to each Senior Class through the maturity of all outstanding Related Commercial Paper.

        "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto.

        "Back-Up Servicer" shall have the meaning set forth in Section 3.4(f) hereof.

        "Back-Up Servicing Agreement" shall have the meaning set forth in Section 3.4(f) hereof.

        "Bank Base Rate" means, a rate per annum equal to the greater of (i) the prime rate of interest announced publicly by the Agent from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Agent) and (ii) the sum of (a) 1.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        "Bank Investors" shall mean, (i) with respect to the Senior Class of which EFC is a member, Bank of America and its successors and permitted assigns, (ii) with respect to the Senior Class of which Falcon is a member, Bank One and its successors and permitted assigns, (iii) with respect to the Senior Class of which Windmill is a member, ABN AMRO and its successors and permitted assigns, and (iv) with respect to any other Senior Class, the financial institutions specified as such in any supplement hereto and their respective successors and permitted assigns.

        "Bank of America" means Bank of America, N.A., together with its successors and permitted assigns.

        "Bank One" means Bank One, NA (Main Office Chicago), together with its successors and permitted assigns.

        "Bank Pro Rata Share" shall mean, for each Bank Investor, the percentage equivalent of a fraction, the numerator of which is the Commitment of such Bank Investor and the denominator of which is the sum of the Commitments of all Bank Investors in the Senior Class of which such Bank Investor is a member.

        "Benefit Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA which the Transferor or any Eligible Originator maintains.

        "Business Taxes" shall mean any Federal, state or local income taxes or taxes measured by income, property taxes, excise taxes, franchise taxes or other similar taxes.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Closing Date" shall mean November 19, 2001.

        "Collateral Agent" shall mean, (i) with respect to EFC, any Person acting as collateral agent for certain secured parties under the EFC commercial paper program and (ii) with respect to any other Senior Class Conduit, the collateral agent specified in any supplement hereto for such Senior Class Conduit, if any.

        "Commercial Paper" shall mean the promissory notes of a Senior Class Conduit issued by such Senior Class Conduit in the commercial paper market.

        "Commitment" shall mean, for each Bank Investor, the commitment of such Bank Investor to make acquisitions from the Transferor or the related Senior Class Conduit in accordance herewith in an amount not to exceed (i) for Bank of America, Bank One and ABN AMRO, the dollar amount set forth opposite such Bank Investor's signature on the signature pages hereto under the heading "Commitment", minus the dollar amount of any Commitment or portion thereof assigned pursuant an Assignment and Assumption Agreement in accordance with Section 5.7 hereof prior to the time of determination, plus the dollar amount of any increase to such Bank Investor's Commitment consented to by such Bank Investor prior to the time of determination, (ii) in the case of a Bank Investor for any other Senior Class, the amount set forth in any supplement hereto for the related Senior Class, minus the dollar amount of any Commitment or portion thereof assigned pursuant an Assignment and Assumption Agreement in accordance with Section 5.7 hereof prior to the time of determination, plus the dollar amount of any increase to such Bank Investor's Commitment consented to by such Bank Investor prior to the time of determination, and (iii) in the case of any permitted assignee of a Bank Investor pursuant to Section 5.7 hereof, the amount set forth in the Assignment and Assumption Agreement pursuant to which such assignee acquired its interest in the Senior Class Certificates, the Senior Class Investor Amount and the Trust Property, minus the dollar amount of any Commitment or portion thereof assigned pursuant an Assignment and Assumption Agreement in accordance with Section 5.7 hereof prior to the time of determination, plus the dollar amount of any increase to such Bank Investor's Commitment consented to by such Bank Investor prior to the time of determination.

        "Commitment Termination Date" shall mean November 15, 2002, or any later date to which the Commitment Termination Date may be extended in accordance with Section 5.7(g) of this Agreement.

        "Conduit Assignee" shall mean (i) with respect to EFC, any commercial paper conduit administered by Bank of America, (ii) with respect to Falcon, any commercial paper conduit administered by Bank One, and (iii) with respect to Windmill, any commercial paper conduit administered by ABN AMRO, in each case designated from time to time by the related Senior Class Agent to accept an assignment from such Purchaser of all or a portion of the Senior Class Certificates, Senior Class Investor Amount and Trust Property, and in each case that has the same or higher rating by each of Moody's and Standard & Poor's as EFC, Windmill or Falcon, as applicable; provided, that in the case of Windmill, the "Conduit Assignee" may be Amsterdam Funding Corporation ("AFC"), a commercial paper conduit administered by ABN AMRO, so long as AFC has a rating of at least "A-1" or "P-1" from Standard & Poor's or Moody's, respectively.

        "Early Collection Fee" means, for any funding period (such funding period to be determined without regard to the last sentence in Section 2.7(a) hereof) during which the portion of the Senior Class Certificate Principal Balance that was allocated to such funding period is reduced for any reason whatsoever, the excess, if any, of (i) the additional Carrying Costs that would have accrued during such funding period if such reductions had not occurred, minus (ii) the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions.

        "EBITDA" shall have the meaning set forth in Exhibit G attached hereto.

        "EFC" shall mean Enterprise Funding Corporation, a Delaware corporation, together with its successors and permitted assigns.

        "Eligible Receivables" shall mean (solely for the purposes of any Program Support Agreement) the product of (x) the aggregate Floating Allocation Percentage with respect to Default Amounts for all Senior Classes and (y) the sum of the Excess Funding Amount and the Aggregate Principal Receivables. For the purposes of this definition, the Servicer shall have the option to calculate the Floating Allocation Percentage on a daily basis method, using the current day Aggregate Investor Amount in the numerator and the current day Aggregate Principal Receivables and Excess Funding Account balance in the denominator.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

        "ERISA Affiliate" shall mean, with respect to any Person, any corporation, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

        "Excluded Taxes" shall have the meaning set forth in Section 4.3 hereof.

        "Falcon" shall mean Falcon Asset Securitization Corporation, a Delaware corporation, together with its successors and permitted assigns.

        "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

        "Fee Letters" shall mean, collectively, the letter agreement or agreements, dated as of the date hereof, (i) among the Transferor and the Senior Class Conduits and (ii) among the Transferor, the Agent and the Senior Class Agents on behalf of the Bank Investors, in each case, with respect to the fees to be paid by the Transferor hereunder, as amended, modified or supplemented from time to time.

        "Fixed Charge Coverage Ratio" shall have the meaning set forth in Exhibit G attached hereto.

        "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are in effect on the date of determination.

        "Guaranty" shall mean, with respect to any Person any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

        "Indemnified Amounts" shall have the meaning set forth in Section 4.1 hereof.

        "Indemnified Parties" shall have the meaning set forth in Section 4.1 hereof.

        "Law" shall mean any applicable law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

        "LIBOR Rate" means, with respect to any funding period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two London Business Days prior to the first day of such funding period for a term of one month or three months, as determined in accordance with Section 2.7 hereof. If for any reason such rate is not available, the term "LIBOR Rate" shall mean, for any funding period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two London Business Days prior to the first day of such funding period for a term of one month or three months, as applicable; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason neither of such rates is available, the term "LIBOR Rate" shall mean, for any funding period, the rate at which deposits in U.S. dollars are offered to the Agent in the London interbank market at approximately 11:00 a.m. (London time) two London Business Days prior to the first day of such funding period for a term of one month or three months, as applicable.

        "London Business Day" shall mean, with respect to the determination of the LIBOR Rate, any Business Day other than a Business Day on which banking institutions in London, England trading in dollar deposits in the London interbank market are authorized or obligated by Law or executive order to be closed.

        "Majority Investors" shall mean at any time, with respect to a Senior Class, Persons consisting of the Bank Investors for such Senior Class and assignees thereof which hold commitments in respect of the Senior Class Facility Limit aggregating in excess of 51% of the applicable Senior Class Facility Limit as of such date.

        "Master Pooling and Servicing Agreement" shall have the meaning specified in the recitals hereto.

        "Material Adverse Effect" shall mean any event or condition which would have a material adverse effect on (i) the collectibility of the Receivables considered in the aggregate, (ii) the condition (financial or otherwise), businesses or the property of the Transferor or Saks and its subsidiaries taken as a whole, (iii) the ability of the Transferor, Saks or any Eligible Originator to perform its respective obligations under the Transaction Documents to which it is a party or (iv) the interests of the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor under the Transaction Documents.

        "McRae's" shall mean McRae's, Inc., a Mississippi corporation, together with its successors and permitted assigns.

        "Merrill" shall mean Merrill Lynch Money Markets Inc., a Delaware corporation.

        "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Transferor, any Eligible Originator or any ERISA Affiliate of the Transferor or any Eligible Originator on behalf of its employees.

        "Net Investment" shall (solely for the purposes of this Agreement and any Program Support Agreement) mean the sum of the Senior Class Certificate Principal Balances for all Senior Classes.

        "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

        "Original Agreement" shall mean the Certificate Purchase Agreement dated as of August 21, 1997 among the Transferor, the Servicer, EFC, RCC, the Bank Investors parties thereto, the Agent and the Senior Class Agents parties thereto.

        "Other Transferor" shall mean any Person other than the Transferor that has entered into a receivables purchase agreement, transfer and administration agreement or other similar agreement with a Senior Class Conduit.

        "Parisian, Inc." shall mean Parisian, Inc., an Alabama corporation, together with its successors and permitted assigns.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any other entity succeeding to the functions currently performed by the Pension Benefit Guaranty Corporation.

        "Pension Plan" shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Originator, the Transferor or an ERISA Affiliate of either may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Potential Pay Out Event" shall mean an event which, but for the lapse of time or the giving of notice, or both, would constitute a Pay Out Event.

        "Program Support Agreement" shall mean an agreement between a Senior Class Conduit and a Program Support Provider evidencing the obligation of such Program Support Provider to provide liquidity support, credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of any Senior Class Conduit in connection with the issuance by such Senior Class Conduit of Commercial Paper.

        "Program Support Provider" shall mean the Person or Persons who will provide liquidity or program support to a Senior Class Conduit in connection with the issuance by such Senior Class Conduit of Commercial Paper.

        "Purchasers" shall have the meaning specified in the preamble to this Agreement.

        "RCC" shall mean Receivables Capital Corporation, a Delaware corporation, together with its successors and permitted assigns.

        "Recipient" shall have the meaning set forth in Section 2.5 hereof.

        "Records" shall mean all Account Agreements and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Receivables and the related Obligors.

        "Reinvestment Termination Date" shall mean the Business Day on which the Agent or a Senior Class Agent delivers to the Transferor (and, in the case of notice from a Senior Class Agent, to the Agent) written notice that a Senior Class Conduit has elected not to maintain its interest in the related Senior Class Investor Amount. Any such notice shall be effective on the Business Day given if such notice is given by 11:00 a.m. (New York time) on such Business Day and shall be effective on the immediately succeeding Business Day if such notice is given after 11:00 a.m. (New York time) on such Business Day.

        "Related Commercial Paper" shall mean (i) with respect to EFC and Windmill, Commercial Paper issued by EFC or Windmill, respectively, all or a portion of the proceeds of which were used to finance the acquisition of an interest in the Senior Class Certificates, (ii) with respect to Falcon, Commercial Paper that is allocated, in whole or in part, by Falcon or its administrator to fund or maintain the interest of Falcon in the Senior Class Certificates, and (iii) with respect to any other Senior Class Conduit, the Commercial Paper specified as "Related Commercial Paper" in any supplement hereto.

        "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events for which notice to the PBGC is waived under applicable PBGC regulations.

        "Saks" shall mean Saks Incorporated, a Tennessee corporation (formerly named "Proffitt's, Inc."), together with its successors and permitted assigns.

        "Second Amended and Restated Agreement" shall mean the Second Amended and Restated Certificate Purchase Agreement, dated as of June 28, 2001, by and among the Transferor, the Servicer, the Purchasers parties thereto, the Agent and the Senior Class Agents and Bank Investors parties thereto.

        "Section 4.2 Costs" shall have the meaning set forth in Section 4.2 hereof.

        "Senior Class" shall mean each group of Senior Certificateholders consisting of a multi-seller commercial paper conduit, the related Bank Investors and their respective assigns and participants.

        "Senior Class Agent" shall mean, (i) with respect to the Senior Class of which EFC is a member, Bank of America, (ii) with respect to the Senior Class of which Falcon is a member, Bank One, (iii) with respect to the Senior Class of which Windmill is a member, ABN AMRO, and (iv) with respect to any other Senior Class, the financial institution or other Person identified in any supplement hereto for such Senior Class.

        "Senior Class Conduit" shall mean, with respect to any Senior Class, the Certificateholder in such Senior Class which is a multi-seller commercial paper conduit (and if more than one Certificateholder in such Senior Class is a multi-seller commercial paper conduit, "Senior Class Conduit" shall mean such Certificateholders collectively).

        "Senior Class Facility Limit" shall mean, (i) with respect to the Senior Class of which EFC is a member, $105,000,000, (ii) with respect to the Senior Class of which Falcon is a member, $105,000,000, (iii) with respect to the Senior Class of which Windmill is a member, $105,000,000, and (iv) with respect to any other Class, the amount indicated in any supplement hereto for such Senior Class; provided that in each case such amount may not at any time exceed the aggregate Commitments for the related Bank Investors.

        "Series Supplement" shall have the meaning specified in the recitals hereto.

        "Subordinated Note" shall have the meaning specified in the Receivables Purchase Agreements.

        "Taxes" shall have the meaning set forth in Section 4.3 hereof.

        "Telerate Page 3750" shall mean the British Bankers Association Libor Rates (determined at 11:00 a.m. London time) that are published by Bridge Information Systems, Inc.'s service (or any successor service).

        "Termination Date" shall mean the earliest of (i) the Business Day designated by the Transferor to the Agent and each Senior Class Agent as the termination date at any time following 60 days' written notice to the Agent and each Senior Class Agent, (ii) the date on which a Pay Out Event is declared or automatically occurs pursuant to the Master Pooling and Servicing Agreement or the Series Supplement, (iii) two Business Days prior to the Commitment Termination Date, (iv) the Reinvestment Termination Date (unless, on such Business Day, the related Bank Investors accept an assignment of the Senior Class Investor Amount with respect to the related Senior Class) and (v) the date on which a Program Support Agreement shall have terminated.

        "Termination Event" shall, solely for the purposes of this Agreement and any Program Support Agreement, have the same meaning as "Pay Out Event" under the Master Pooling and Servicing Agreement and the Series Supplement.

        "Transaction Costs" shall have the meaning set forth in Section 4.4 hereof.

        "Transaction Documents" shall mean, collectively, this Agreement, each Receivables Purchase Agreement, the Master Pooling and Servicing Agreement, the Series Supplement, the Fee Letters, the Certificates and all of the other instruments, documents and other agreements executed and delivered by the Transferor or any Eligible Originator in connection with any of the foregoing in connection with Series 1997-1, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Transferor" shall mean Saks Credit Corporation (as successor to Proffitt's Credit Corporation), a Delaware corporation, together with its successors and permitted assigns.

        "Windmill" shall mean Windmill Funding Corporation, a Delaware corporation, together with its successors and permitted assigns.

        SECTION 1.2. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. The symbol "$" shall mean the lawful currency of the United States of America. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

        SECTION 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each means "to but excluding", and the word "within" means "from and excluding a specified date and to and including a later specified date". The definitions of all terms defined herein shall include the singular as well as the plural form of such terms and the masculine of such terms as well as the feminine and neuter genders of such terms.

ARTICLE II

PURCHASE OF SENIOR CERTIFICATES

        SECTION 2.1. Purchase. Pursuant to the Second Amended and Restated Agreement, each of EFC, Falcon and Windmill has accepted the conveyance, transfer and assignment from the Transferor of Senior Class Certificates in the aggregate face amount of $105,000,000 in connection with the execution of such Second Amended and Restated Agreement. The Senior Class Certificates shall accrue interest as described in the Master Pooling and Servicing Agreement, as supplemented by the Series Supplement, from and including the Closing Date. The Senior Class Certificate purchased under the Second Amended and Restated Agreement by Delaware Funding Corporation, which was delivered to and is presently registered in the name of "Morgan Guaranty Trust Company of New York, as agent for the members of the Senior Class of which Delaware Funding Corporation and Morgan Guaranty Trust Company of New York are members" and is in the face amount of $105,000,000, will be cancelled in connection with the execution of this Agreement.

        SECTION 2.2. Increase of Senior Class Investor Amount.

                (a) Upon the terms and subject to the conditions set forth herein and provided that neither the Commitment Termination Date nor the Termination Date (excluding, in the case of the Bank Investors, a "Termination Date" occurring as a result of clause (iv) or (v) of the definition of "Termination Date") shall have occurred, (x) the Transferor may, at its option, on any Business Day during the Revolving Period, after delivery to the Agent (which the Agent shall forward to each Senior Class Agent) of an Additional Investment Certificate (to be received by the Agent and each Senior Class Agent not later than 1:00 P.M., New York City time, on the second Business Day prior to the Business Day on which the proposed increase in the Senior Class Investor Amount is to occur), convey, transfer and assign to the Senior Class Conduits or the Bank Investors, as applicable, and (y) the Senior Class Conduits may, at their respective option, or the Bank Investors shall, if the related Senior Class Conduit has assigned its interest in the Senior Class Certificate Principal Balance in whole to the related Bank Investors and if so requested under subsection 2.2(b), accept such conveyance, transfer and assignment from the Transferor of, without recourse except as provided herein and in the other Transaction Documents, an additional undivided interest in the Trust in the amount specified in such Additional Investment Certificate (each, an "Additional Investor Amount"); provided that (i) such Additional Investor Amount shall not cause the Senior Class Certificate Principal Balance for any Class plus the Interest Component of all Related Commercial Paper issued by the related Senior Class Conduit and then outstanding, if any, to exceed the Senior Class Facility Limit for such Class, (ii) after giving effect to such Additional Investor Amount, the Transferor Amount as of the Business Day immediately preceding the date of the Additional Investment Certificate and as reported in such Additional Investment Certificate, shall not be less than the Minimum Transferor Amount, (iii) after giving effect to such Additional Investor Amount, the Subordinate Class Investor Amount, as of the Business Day immediately preceding the date of the Additional Investment Certificate and as reported in such Additional Investment Certificate, shall not be less than the Minimum Enhancement Amount, (iv) no Potential Pay Out Event or Pay Out Event shall have occurred and be continuing and (v) all of the representations and warranties of the Transferor and the Servicer made herein shall be true and correct as of such date (except to the extent any such representation or warranty expressly relates to an earlier date). The Senior Class Conduits or the Bank Investors, as the case may be, shall acquire such additional interest in consideration of the Senior Class Conduits' or the Bank Investors', as the case may be, payment to the Transferor in immediately available funds in an amount equal to the Additional Investor Amount for the related Senior Class, and the Senior Class Investor Amount for each Senior Class shall be increased to be equal to the Senior Class Investor Amount immediately prior to such acquisition plus the Additional Investor Amount for such Senior Class so acquired. Each Additional Investor Amount shall be an amount that results in the acquisition by each Senior Class, subject to the limitations on allocation in this Section, of an Additional Investor Amount of not less than $500,000 and integral multiples of $100,000 in excess thereof. Each acquisition of an Additional Investor Amount hereunder by a Senior Class shall be made ratably in accordance with the respective Senior Class Facility Limits, up to the amount of the Senior Class Facility Limit for such Senior Class; provided that if one or more (but not all) Senior Class Facility Limits have been reached, but availability exists under one or more other Senior Class Facility Limits related to one or more Senior Class, acquisitions of Additional Investor Amounts hereunder by such Senior Class(es) shall be made ratably among them in accordance with their respective Senior Class Facility Limits. Each acquisition of an Additional Investor Amount hereunder by the Bank Investors of a Senior Class (in the aggregate) shall be made ratably in accordance with the respective Commitments of such Bank Investors up to the Commitment of such Bank Investor. Subject to the terms and conditions of this Agreement, the Transferor shall use commercially reasonable efforts to allocate Additional Investor Amounts such that the Senior Class Certificate Principal Balance for each Senior Class is substantially equal.

                (b) If a Senior Class Conduit elects not to acquire any such Additional Investor Amount, the Transferor (i) may withdraw its request that the Senior Class Conduits acquire such Additional Investor Amount or (ii) may request the related Bank Investors to accept an assignment of the Additional Investor Amount for the related Senior Class Conduit, in which case, the Senior Class Certificate Principal Balance for such Senior Class Conduit, prior to such request to acquire such Additional Investor Amount, shall be assigned to the related Bank Investors. The Transferor may not request and no Bank Investor shall acquire an Additional Investor Amount on or after the occurrence and during the continuation of a Potential Pay Out Event or a Pay Out Event or after the Commitment Termination Date.

                (c) In the event the Transferor requests the Senior Class Conduits or any or all Bank Investors to make any such acquisition of additional interests in the Trust, the Transferor shall indemnify each Senior Class Conduit and each such Bank Investor against any loss or expense incurred by any Senior Class Conduit or any such Bank Investor, either directly or indirectly (including, in the case of the Senior Class Conduits, through a Program Support Agreement), as a result of any failure by the Transferor to complete any such acquisition of an Additional Investor Amount (other than as a result of an election by such Senior Class Conduit not to acquire such Additional Investor Amount) including, without limitation, any loss or reasonable out-of-pocket expenses incurred by the Senior Class Conduits or any such Bank Investor, either directly or indirectly (including, in the case of the Senior Class Conduits, pursuant to a Program Support Agreement), by reason of the liquidation or reemployment of funds acquired by the Senior Class Conduits (or any Program Support Provider) or any such Bank Investor (including, without limitation, funds obtained by issuing commercial paper or promissory notes or obtaining deposits as loans from third parties) for the Senior Class Conduits to fund such acquisition of an Additional Investor Amount.

                (d) Each acquisition of an Additional Investor Amount shall be subject to the further condition precedent that, prior to the date of such acquisition, the Transferor shall have delivered to the Agent (and the Agent shall forward to each Senior Class Agent) on the date that the Additional Investment Certificate is delivered under subsection 2.2(a), a certification in form and substance satisfactory to the Agent and each Senior Class Agent, dated the date that such certificate is delivered, that the conditions specified in clauses (i), (ii), (iii), (iv), and (v) of subsection 2.2(a) have been satisfied (it being understood that such certification may be included on the face of the Additional Investment Certificate).

        SECTION 2.3. Fees. The Transferor shall pay such fees as are set forth in the Fee Letters at the times and in the amounts set forth therein.

        SECTION 2.4. Financial Accomodation. Without changing any other terms or conditions hereof, each of the parties hereto further expressly acknowledges and agrees that the Commitments of the Bank Investors hereunder, regardless of the intended true sale nature of the overall transaction, are financial accomodations (within the meaning of Section 365(c)(2) of the Bankruptcy Code) to or for the benefit of the Transferor.

        SECTION 2.5. Sharing of Payments, Etc. If any Senior Class Conduit or any Bank Investor (for purposes of this Section only, a "Recipient") shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Senior Class Certificates owned by it (other than pursuant to Section 2.2(c) or Section 2.3 or Article IV hereof) in excess of its ratable share of payments on account of Senior Class Certificates obtained by the Senior Class Conduits and/or the Bank Investors entitled thereto, such Recipient shall forthwith purchase from the Senior Class Conduits and/or the Bank Investors entitled to a share of such amount participations in the Senior Class Certificates owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person's ratable share (according to the proportion of (a) the amount of such other Person's required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

        SECTION 2.5. Right of Setoff. Without in any way limiting the provisions of Section 2.5, each of the Senior Class Conduits and the Bank Investors is hereby authorized (in addition to any other rights it may have) at any time after the Termination Date or during the continuance of a Potential Pay Out Event to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by a Senior Class Conduit or a Bank Investor to, or for the account of, the Transferor against all amounts owing by the Transferor to such Senior Class Conduit or Bank Investor under this Agreement (even if contingent or unmatured), provided that no Senior Class Conduit and no Bank Investor shall setoff against any property of the Transferor which shall have been pledged to the Trust or in which the Trust shall have been granted an interest.

        SECTION 2.6. Interest Rate; Eurodollar Rate Protection; Illegality.

                (a) Prior to the Termination Date. At all times hereafter, but prior to the Termination Date, and not with respect to any portion of the Senior Class Certificate Principal Balance held by any Bank Investor, the Transferor may, subject to the applicable Senior Class Agent's approval (which approval shall be transmitted through the Agent) and the limitations described below, request (which request shall be made through the Agent) that the Senior Class Certificate Principal Balance held by a Senior Class Conduit be allocated among one or more funding periods, so that the aggregate amounts so allocated with respect to such Senior Class Conduit at all times shall equal the Senior Class Certificate Principal Balance held by such Senior Class Conduit. The Transferor shall give each Senior Class Agent irrevocable notice (which notice shall be given through the Agent) by telephone of the new requested funding period(s) at least two (2) Business Days prior to the expiration of any then existing funding period; provided, however, that the applicable Senior Class Conduit or the related Senior Class Agent may select, in its sole discretion, any such new funding period if (i) the Transferor fails to provide such notice on a timely basis or (ii) such Senior Class Conduit or the related Senior Class Agent determines, in its sole discretion, that the funding period requested by the Transferor is unavailable or for any reason commercially undesirable. Each Senior Class Conduit confirms that it is its intention to fund all or substantially all of the Senior Class Certificate Principal Balance held by such Senior Class Conduit by issuing Related Commercial Paper; provided that such Senior Class Conduit or the related Senior Class Agent may determine, from time to time, in its sole discretion, that funding such Senior Class Certificate Principal Balance by means of Related Commercial Paper is not possible or is not desirable for any reason. In the case of any funding period outstanding upon the Termination Date, such funding period shall end on such date. In the case of the Senior Class of which EFC, Falcon or Windmill is a member, if any Program Support Provider acquires from EFC, Falcon or Windmill an interest in the Senior Class Certificate Principal Balance held by EFC, Falcon or Windmill, then (i) in the case of EFC, Bank of America, (ii) in the case of Falcon, Bank One, and (iii) in the case of Windmill, ABN AMRO, on behalf of such Program Support Provider, may exercise the right of selection granted to EFC, Falcon or Windmill, as applicable, or its related Senior Class Agent hereby. If any Program Support Provider acquires from a Purchaser an interest in the Senior Class Certificate Principal Balance held by such Purchaser, then the initial funding period applicable to any such interest shall be a period of not greater than 14 days and shall accrue Carrying Costs on the basis of the Bank Base Rate. Thereafter, with respect to such portion of the Senior Class Certificate Principal Balance and with respect to any other portion of the Senior Class Certificate Principal Balance held by the Program Support Providers (or any of them), provided that the Termination Date shall not have occurred, Carrying Costs shall accrue on the basis of either the Bank Base Rate or the Adjusted LIBOR Rate (with a funding period of either one month, two months or three months), as determined by Bank of America, Bank One or ABN AMRO, as applicable.

        Any portion of the Senior Class Certificate Principal Balance transferred to the Bank Investors (or any of them) pursuant to this Agreement prior to the Termination Date, shall initially bear interest at the Bank Base Rate for a period of not greater than 14 days. Thereafter, with respect to such portion of the Senior Class Certificate Principal Balance and with respect to any other portion of the Senior Class Certificate Principal Balance held by the Bank Investors (or any of them), provided that the Termination Date shall not have occurred, the interest rate applicable thereto shall be the Adjusted LIBOR Rate for such period as may be specified by the Transferor. The Transferor shall give the Agent irrevocable notice by telephone (and the Agent shall immediately forward such notice to the applicable Senior Class Agent) of each requested funding period (which funding period in the case of the Adjusted LIBOR Rate shall be a period of either one or three months) at least two (2) Business Days prior to the expiration of any then existing funding period; provided, however, that such Senior Class Agent may select, in its sole discretion, the term of any such subsequent funding period and the rate applicable thereto if (i) the Transferor fails to provide such notice on a timely basis or (ii) such Senior Class Agent determines, in its sole discretion, that the requested funding period is unavailable or for any reason commercially undesirable. Each Senior Class Agent confirms that it is its intention to fund all or substantially all of the Senior Class Certificate Principal Balance funded by the related Bank Investors at the Adjusted LIBOR Rate; provided that such Senior Class Agent may determine, from time to time, in its sole discretion, that funding the related Senior Class Certificate Principal Balance by such means is not possible or is not desirable for any reason. In the case of any funding period outstanding upon the occurrence of the Termination Date, such funding period shall end on the date of such occurrence.

        (b) After the Termination Date. At all times on and after the Termination Date, the Senior Class Certificate Principal Balance (or applicable portion thereof) shall bear interest at the Bank Base Rate plus 2.0%.

        (c) Eurodollar Rate Protection. If a Senior Class Agent is unable to obtain on a timely basis the information necessary to determine the LIBOR Rate for any proposed funding period, then

        (i) the Agent (acting at the direction of such Senior Class Agent) shall forthwith notify the Bank Investors and the Transferor that the Adjusted LIBOR Rate cannot be determined for such funding period, and

        (ii) while such circumstances exist, none of the Senior Class Agents, the Bank Investors or the Agent shall allocate the Senior Class Certificate Principal Balance purchased during such period or reallocate the Senior Class Certificate Principal Balance allocated to any then existing funding period ending during such period, to a funding period which accrues Carrying Costs on the basis of the Adjusted LIBOR Rate.

        If, with respect to any outstanding funding period which accrues Carrying Costs on the basis of the Adjusted LIBOR Rate, the Senior Class Conduits or any of the Bank Investors owning any interest in Senior Class Certificates notifies the related Senior Class Agent that it or any Program Support Provider is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such interest in the Senior Class Certificates or that the Adjusted LIBOR Rate applicable to the Senior Class Certificate Principal Balance will not adequately reflect the cost to the Person of funding or maintaining its respective interest in the Senior Class Certificates for such funding period then the Agent (acting at the direction of such Senior Class Agent) shall forthwith so notify the Transferor, whereupon neither any Senior Class Conduit nor the Bank Investors, as applicable, shall, while such circumstances exist, allocate any Senior Class Certificate Principal Balance acquired during such period or reallocate the Senior Class Certificate Principal Balance allocated to any funding period ending during such period, to a funding period which accrues Carrying Costs on the basis of the Adjusted LIBOR Rate.

                (d) Illegality. Notwithstanding any other provision of this Agreement, if a Senior Class Conduit or any of the Bank Investors, as applicable, shall notify the related Senior Class Agent that such Person has determined (or has been notified by any Program Support Provider) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful (either for a Senior Class Conduit, such Bank Investor, or such Program Support Provider, as applicable), or any central bank or other governmental authority asserts that it is unlawful, for the Senior Class Conduit, such Bank Investor or such Program Support Provider, as applicable, to fund the purchases or maintenance of the Senior Class Certificate Principal Balance at the Adjusted LIBOR Rate, then (x) as of the effective date of such notice from such Person to such Senior Class Agent, the obligation or ability of such Senior Class Conduit or such Bank Investor, as applicable, to fund its purchase or maintenance of the Senior Class Certificate Principal Balance at the Adjusted LIBOR Rate shall be suspended until such Person notifies such Senior Class Agent that the circumstances causing such suspension no longer exist and (y) such Senior Class Certificate Principal Balance allocated to each funding period which accrues Carrying Costs on the basis of the Adjusted LIBOR Rate in which such Person owns an interest shall either (1) if such Person may lawfully continue to maintain such interest in the Senior Class Certificate Principal Balance at the Adjusted LIBOR Rate until the last day of the applicable funding period, be reallocated on the last day of such funding period to another funding period in respect of which the Senior Class Certificate Principal Balance allocated thereto accrues Carrying Costs on a basis other than the Adjusted LIBOR Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such interest in the Senior Class Certificate Principal Balance at the Adjusted LIBOR Rate until the end of the applicable funding period, such Person's share of the Senior Class Certificate Principal Balance allocated to such funding period shall be deemed to accrue Carrying Costs on the basis of the Bank Base Rate from the effective date of such notice until the end of such funding period.

                (e) Compensation. The Transferor shall compensate each Senior Class Conduit and each Bank Investor, upon its written request (which request shall set forth in reasonable detail the basis for requesting such amounts and shall be delivered to the Transferor through the Agent), for all reasonable losses, out-of-pocket expenses and liabilities (including, without limitation, any interest paid by such Senior Class Conduit or Bank Investor to lenders of funds borrowed by it to make or carry any Senior Class Certificate Principal Balance and any loss sustained by such Senior Class Conduit or Bank Investor in connection with the re-employment of such funds), which such Senior Class Conduit or Bank Investor actually sustains if any payment in respect of any portion of the Senior Class Certificate Principal Balance funded by such Senior Class Investor or Bank Investor at a fixed rate occurs on a date which is not a day agreed upon by the Transferor and such Senior Class Conduit or Bank Investor.

        SECTION 2.7. Notice of Reinvestment Termination Date. A Senior Class Conduit that elects not to maintain its interest in the related Senior Class Investor Amount shall use commercially reasonable efforts to give the related Senior Class Agent and the Agent two (2) Business Days prior written notice of such election;

provided that the Senior Class Conduit shall give the related Senior Class Agent and the Agent notice immediately after such election is made by such Senior Class Conduit. The Agent shall use commercially reasonable efforts to give the Transferor by facsimile immediate written notice of such election. Notwithstanding anything to the contrary in this Section 2.8, the giving of such notice shall not be a condition to the effectiveness of any such election and the failure to give any such notice shall not prevent any transfer in connection with such election; provided, that the foregoing shall not relieve such Senior Class Conduit and the Agent of their notice obligations and the Transferor shall retain all rights and remedies with respect to the failure to give any such notice.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

        SECTION 3.1. Representations and Warranties of the Transferor. As of the date hereof and as of each day that an acquisition of an Additional Investor Amount is made hereunder, the Transferor represents and warrants to the Agent, each Senior Class Agent, each Senior Class Conduit and each Bank Investor, that all representations and warranties described in this Section 3.1 are true and correct as of such day as though made on and as of such day:

                (a) Corporate Existence and Power. The Transferor is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation, and has all corporate power, authority and legal right and all material governmental licenses, authorizations, consents and approvals required to own its properties and conduct its business as such properties are presently owned and such business is presently conducted in each jurisdiction in which it presently owns properties and presently conducts its business, except where the absence of any such licenses, authorizations, consents or approvals would not have a Material Adverse Effect, and to execute, deliver and perform its obligations under this Agreement, the Master Pooling and Servicing Agreement, the Series Supplement and all other Transaction Documents to which the Transferor is a party, and to execute and deliver to the Senior Class Agents the Senior Class Certificates pursuant to the Series Supplement.

                (b) Due Qualification. The Transferor is duly qualified to do business and is in good standing (or is exempt from such requirement) in each jurisdiction in which the nature of its business requires it to be so qualified, and has obtained all necessary licenses and approvals in each jurisdiction in which the failure to be so qualified or to obtain such licenses and approvals would have a Material Adverse Effect.

                (c) Corporate and Governmental Authorization; Contravention. The execution and delivery by the Transferor of this Agreement, each Receivables Purchase Agreement, the Master Pooling and Servicing Agreement, the Series Supplement, the Fee Letters, the Certificates and the other Transaction Documents to which the Transferor is a party, the performance by the Transferor of the transactions contemplated hereby and thereby and the fulfillment by the Transferor of the terms hereof and thereof, are within the Transferor's corporate powers, have been duly authorized by all necessary corporate action, require no action, approval or consent by or in respect of, or filing with, any Official Body or official thereof that has not been taken or obtained, and do not conflict with, violate or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Transferor, or the Certificate of Incorporation or Bylaws of the Transferor or any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Transferor, or result in the creation or imposition of any Lien on the assets of the Transferor or any of its Subsidiaries.

                (d) Binding Effect. Each of this Agreement, the Master Pooling and Servicing Agreement, the Series Supplement, the Fee Letters, the Certificates and the other Transaction Documents to which the Transferor is a party constitutes the legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium or other similar laws now or hereafter in effect affecting the rights of creditors generally and to general equitable principles whether or not considered at law or in equity, and to limitations upon indemnification and contribution contained in applicable securities laws and regulations.

                (e) Accuracy of Information. All information heretofore furnished by the Transferor to the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor for purposes of or in connection with this Agreement, the Master Pooling and Servicing Agreement, the Series Supplement or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Transferor to any such party will be, true and accurate in every material respect, on the date such information is stated or certified.

                (f) Tax Status. The Transferor has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision consistent with GAAP for the payment of all its taxes, assessments and other governmental charges.

                (g) No Proceedings. Except as set forth in Exhibit H hereto, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Transferor, threatened against or affecting the Transferor or any Affiliate of the Transferor or their respective properties, in or before any court, regulatory body, administrative agency, arbitrator or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement, the Master Pooling and Servicing Agreement, the Series Supplement, the Certificates or the other Transaction Documents, (ii) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by this Agreement, the Master Pooling and Servicing Agreement, the Series Supplement, the Certificates or the other Transaction Documents, or (iii) seeking any determination or ruling that, individually or in the aggregate, would have a Material Adverse Effect.

                (h) Use of Proceeds. The Transferor is not engaged in the business of extending credit for the purposes of purchasing or carrying margin stock, and no proceeds of any acquisition of an interest in the Senior Class Certificates, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time.

                (i) Aggregate Principal Balance. On each day, the product of (i) the aggregate Floating Allocation Percentage with respect to Default Amounts for all Senior Classes and (ii) the sum of the Excess Funding Amount and the Aggregate Principal Receivables, shall at least equal the sum of the Senior Class Certificate Principal Balances for all Senior Classes. For the purposes of this subsection, the Servicer shall have the option to calculate the Floating Allocation Percentage on a daily basis method, using the current day Aggregate Investor Amount in the numerator and the current day Aggregate Principal Receivables and Excess Funding Account balance in the denominator.

                (j) Transferor Amount; Subordinate Class Investor Amount. After giving effect to the issuance of the Senior Class Certificates on the Closing Date, (i) the Transferor Amount is not less than the Minimum Transferor Amount and (ii) the Subordinate Class Investor Amount is not less than the Minimum Enhancement Amount.

                (k) Credit Card Guidelines. The Servicer has delivered the Credit Card Guidelines as changed through the date hereof, and since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.

                (l) No Pay Out Event. No event has occurred and is continuing and no condition exists which constitutes a Pay Out Event or a Potential Pay Out Event.

                (m) Not an Investment Company. The Transferor is not, and is not controlled by, an "investment company" within the meaning of the 1940 Act, or is exempt from all provisions of such Act.

                (n) ERISA. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each Pension Plan has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Code.

                (o) Bulk Sales. No transaction contemplated by this Agreement, any Receivables Purchase Agreement or the Master Pooling and Servicing Agreement requires compliance with any bulk sales act or similar law.

                (p) Transfers Under Receivables Purchase Agreement. Each Receivable which has been transferred to the Transferor by an Eligible Originator has been purchased by the Transferor from such Eligible Originator pursuant to, and in accordance with, the terms of a Receivables Purchase Agreement.

                (q) Reasonable Equivalent Value. The Transferor has given reasonably equivalent value to each Eligible Originator in consideration for the transfer to the Transferor of the applicable Receivables and Collections and Related Security, if any, from such Eligible Originator, and each such transfer shall not have been made for or on account of an antecedent debt owed by such Eligible Originator to the Transferor. The Transferor has received reasonably equivalent value in consideration for the transfer to the Trust of the Receivables and Collections and Related Security, if any, and will have received reasonably equivalent value in consideration for the sale of the Senior Certificates (and any sale of additional interests in the Trust in connection with any Additional Investor Amount) to the Senior Class Conduits and the Bank Investors.

                (r) Representations and Warranties. Each representation and warranty of the Transferor set forth in Article IV of each Receivables Purchase Agreement and in Article II of the Master Pooling and Servicing Agreement is true and correct in all material respects and the Transferor hereby remakes all such representations and warranties for the benefit of the Agent, each Senior Class Agent, each Senior Class Conduit and each Bank Investor.

                (s) Validity of Certificates. The Certificates have been or will be issued pursuant to the terms of the Master Pooling and Servicing Agreement and the Series Supplement and, as or when executed by the Transferor and authenticated by the Trustee in accordance with the Master Pooling and Servicing Agreement and the Series Supplement and delivered pursuant to this Agreement, have been or will be validly issued and outstanding and entitled to the benefits of the Master Pooling and Servicing Agreement and the Series Supplement. The Certificates are or will be in all material respects in the form contemplated by the Master Pooling and Servicing Agreement and the Series Supplement. At the time of transfer to the Purchasers hereunder, the Transferor had or shall have good and marketable title to the Certificates free and clear of any Lien.

                (t) No General Solicitation. None of the Transferor or any of its affiliates (as defined in Rule 501(b) under the Act) or any Person (other than the Purchasers and their respective affiliates, as to whom the Transferor makes no representation) acting on its behalf has engaged, in connection with the offering of the Senior Class Certificates, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act.

                (u) No Registration under the Act; Trust Indenture Act. It is not necessary in connection with the offer, sale and delivery of the Certificates to the Purchasers to register the Certificates under the Act. The Master Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939.

        The representations and warranties set forth in this Section shall survive the sale of the Senior Class Certificates to the Senior Class Conduits or the Bank Investors and the acquisition by the Senior Class Conduits or the Bank Investors of any additional interests in the Trust in connection with any Additional Investor Amounts. Upon discovery by the Transferor, the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to each other party, provided that the failure by any such party to give any such notice shall not impair any of such parties' rights hereunder.

        SECTION 3.2. Representations and Warranties of the Servicer. As of the date hereof and as of each day that an acquisition of an Additional Investor Amount is made hereunder, the Servicer hereby makes and shall be deemed to have made the following representations and warranties:

                (a) Organization and Good Standing. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power , authority and legal right and all material governmental licenses, authorizations, consents and approvals required to own its properties and conduct its business as such properties are presently owned and such business is presently conducted in each jurisdiction in which it presently owns properties and presently conducts its business, except where the absence of any such licenses, authorizations, consents or approvals would not have a Material Adverse Effect, and to execute, deliver and perform its obligations under this Agreement, the Master Pooling and Servicing Agreement and all other Transaction Documents to which it is a party and to service the Receivables as required under federal and state law.

                (b) Due Qualification. The Servicer is duly qualified to do business and is in good standing (or is exempt from such requirements) in each jurisdiction in which the nature of its business requires it to be so qualified and has obtained all necessary licenses and approvals in each jurisdiction in which the failure to be so qualified or to obtain such licenses and approvals would have a Material Adverse Effect or a material adverse effect on the Servicer's ability to perform its obligation under the Master Pooling and Servicing Agreement or to service the Receivables as required under federal and state law.

                (c) Corporate and Governmental Authorization; Contravention. The execution and delivery and performance by the Servicer of this Agreement and the other Transaction Documents to which the Servicer is a party, the performance by the Servicer of the transactions contemplated hereby and thereby and the fulfillment by the Servicer of the terms hereof and thereof are within the Servicer's corporate powers, have been duly authorized by all necessary corporate action, require no action, consent or approval by or in respect of, or filing with, any Official Body or official thereof that has not been taken or obtained, and do not conflict with, violate or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Servicer, or the Articles of Incorporation or Bylaws of the Servicer or any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Servicer and will not result in the creation or imposition of any Lien on assets of the Servicer or any of its Subsidiaries.

                (d) Binding Effect. Each of this Agreement and the other Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect affecting the enforcement of creditors' rights in general and to general equitable principles, whether or not considered at law or in equity, and to limitations upon indemnification and contribution contained in applicable securities laws and regulations.

                (e) Accuracy of Information. All information heretofore furnished by the Servicer to the Transferor, the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor for purposes of or in connection with this Agreement, the Master Pooling and Servicing Agreement, the Series Supplement or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer to any such party will be, true and accurate in every material respect, on the date such information is stated or certified.

                (f) Tax Status. The Servicer has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision consistent with GAAP for the payment of all taxes, assessments and other governmental charges.

                (g) No Proceedings. Except as set forth in Exhibit H hereto, there are no proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer or any Affiliate of the Servicer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or the other Transaction Documents, (ii) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents or (iii) seeking any determination or ruling that, individually or in the aggregate, would have a Material Adverse Effect.

                (h) Credit Card Guidelines. The Servicer has delivered the Credit Card Guidelines as changed through the date hereof, and since such date, no change has been made in the Credit Card Guidelines that would impair the collectibility of any substantial portion of the Receivables or otherwise result in a Material Adverse Effect.

                (i) Collections and Servicing. Since July 15, 1999, there has been no material adverse change in the ability of the Servicer to service and collect the Receivables and no material adverse change has occurred in the overall rate of collections of Receivables.

                (j) Not an Investment Company. The Servicer is not an "investment company" within the meaning of the 1940 Act, or is exempt from all provisions of such Act.

                (k) ERISA. The Servicer is in compliance in all material respects with ERISA.

        The representations and warranties set forth in this Section shall survive the sale of the Senior Class Certificates to the Senior Class Conduits or the Bank Investors and the acquisition by the Senior Class Conduits or the Bank Investors of any additional interests in the Trust in connection with any Additional Investor Amounts. Upon discovery by the Servicer, the Transferor, the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to each other party, provided that the failure by any such party to give any such notice shall not impair any of such parties' rights hereunder.

        SECTION 3.3. Covenants of the Transferor. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which all amounts due to the Senior Certificateholders under this Agreement and the other Transaction Documents shall have been paid in full, unless the Agent and each Senior Class Agent shall otherwise consent in writing:

                (a) Financial Reporting. The Transferor will, and will cause each Eligible Originator and each of such Eligible Originator's Subsidiaries to, maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with GAAP, and will furnish to the Agent (and the Agent shall furnish to each Senior Class Agent):

                                (i) Annual Reports. Within one hundred (100) days after the close of the Transferor's and Saks' fiscal years, (beginning with the fiscal year ending in 2002) audited financial statements, prepared in accordance with GAAP on a consolidated basis for (x) the Transferor and (y) for Saks and its Subsidiaries, in each case, including balance sheets as of the end of such period, related statements of operations, shareholder's equity and cash flows, accompanied by an unqualified audit report certified by PricewaterhouseCoopers, LLP, or other independent certified public accountants, acceptable to the Agent, prepared in accordance with GAAP and, upon the Agent's request, any management letter prepared by said accountants and accompanied by (i) a certificate of said accountants that Saks is in compliance with the financial covenants set forth in Section 3.4(d) hereof, or, if Saks is not in compliance with such covenants, stating the nature and status thereof and (ii) a certificate of the chief financial officer or chairman, president, treasurer or any executive or senior vice president of the Transferor stating that no Pay Out Event or Potential Pay Out Event exists, or if any Pay Out Event or Potential Pay Out Event exists, stating the nature and status thereof and showing the computation of each of the financial ratios and restrictions set forth in Section 3.4(d) hereof. The foregoing notwithstanding, no separate audited financial statements for the Transferor shall be required, and only unaudited financial statements need be supplied with respect to the Transferor and its Subsidiaries.

                                (ii) Quarterly Reporting. Within fifty (50) days after the close of the first three quarterly periods of each of the Transferor's and Saks' fiscal years, for (x) the Transferor and (y) for Saks and its Subsidiaries, in each case, consolidated unaudited balance sheets and consolidated related statements of operations and cash flows as at the end of such period for such period and for the period from the beginning of such fiscal year to the end of such quarter, and showing the computation of each of the financial ratios and restrictions set forth in Section 3.4(d) hereof all certified by its chief financial officer, chairman, president, treasurer or any executive or senior vice president.

                                (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the chief financial officer, chairman, president, treasurer or any executive or senior vice president of the Transferor or Saks, as applicable, stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Transferor or Saks as applicable (in the case of quarterly statements, subject to normal adjustments) and (y) to the best of such Person's knowledge, no Pay Out Event or Potential Pay Out Event exists, or if any Pay Out Event or Potential Pay Out Event exists, stating the nature and status thereof and showing the computation of, and showing compliance with, each of the financial ratios and restrictions set forth in Section 3.4(d) hereof.

                                (iv) Shareholders' Statements and Reports. Promptly upon the furnishing thereof generally to the shareholders of Saks, copies of all financial statements, reports and proxy statements so furnished to the extent not included in the filings provided pursuant to paragraph (v) below.

                                (v) S.E.C. Filings. Promptly upon (x) the filing thereof, copies of all annual, quarterly, monthly or other regular reports and reports on Form 8-K and (y) the effectiveness thereof, copies of all registration statements, in each case which Saks or any subsidiary files with the Securities and Exchange Commission (excluding any filings on Form S-8).

                                (vi) Notice of Pay Out Events or Potential Pay Out Events. As soon as possible and in any event within two (2) days after the occurrence of each Pay Out Event or each Potential Pay Out Event, a statement of the chief financial officer or chief accounting officer of the Transferor setting forth details of such Pay Out Event or Potential Pay Out Event and the action which the Transferor proposes to take with respect thereto.

                                (vii) Change in Credit Card Guidelines and Debt Ratings. Within thirty (30) days after the date of any material change in or amendment to the Credit Card Guidelines is made, a copy of the Credit Card Guidelines then in effect indicating such change or amendment, and attaching a copy of such change or amendment. Within fifteen (15) days after any change in Saks' public or private debt ratings by any rating agency that has been requested by Saks to provide any such rating, if any, a written certification of Saks' public and private debt ratings after giving effect to any such change.

                                (viii) Credit Card Guidelines. Within ten (10) Business Days of the request of the Agent or any Senior Class Agent (which request by any Senior Class Agent shall be made through the Agent), a complete copy of the Credit Card Guidelines then in effect.

                                (ix) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event which the Transferor, any Eligible Originator or any ERISA Affiliate of the Transferor or any Eligible Originator files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which the Transferor, any Eligible Originator or any ERISA Affiliates of the Transferor or any Eligible Originator receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor.

                                (x) Other Information. Such other information (including non-financial information) as the Agent or any Senior Class Agent may from time to time reasonably request (which request by any Senior Class Agent shall be made through the Agent) with respect to any Eligible Originator, the Transferor or any Subsidiary of any of the foregoing.

                (b) Conduct of Business. The Transferor will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Transferor may merge or consolidate with any Subsidiary of Saks that is a special purpose entity designed to be a bankruptcy-remote financing vehicle (i) where the successor entity, if not the Transferor, adopts the obligations of the Transferor hereunder, (ii) no Pay Out Event, Potential Pay Out Event or Servicer Default shall have occurred and be continuing whether as a result thereof or otherwise, and (iii) upon delivery of an opinion of counsel of the Transferor that the assets and liabilities of such entity would not be consolidated with the assets and liabilities of Saks.

                (c) Compliance with Laws. The Transferor will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

                (d) Furnishing of Information and Inspection of Records. The Transferor will, and will exercise its rights under Section 5.1(c) of each Receivable Purchase Agreement to obtain information from each Eligible Originator in order to, furnish to the Agent (which the Agent shall furnish to each Senior Class Agent) from time to time such information with respect to the Receivables as the Agent or such Senior Class Agent may reasonably request (which request by any Senior Class Agent shall be made through the Agent), including, without limitation, listings identifying the Obligor and the Outstanding Principal Balance for each Receivable. The Transferor will permit, and will exercise its rights under Section 5.1(c) of each Receivable Purchase Agreement in order to permit, at any time and from time to time during regular business hours and upon reasonable prior notice (which notice by any Senior Class Agent shall be given through the Agent), the Agent and each Senior Class Agent, or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all Records (at the expense of the Transferor) and (ii) to visit the offices and properties of the Transferor or such Eligible Originator, as applicable, for the purpose of examining such Records, and to discuss matters relating to Receivables or the Transferor's or such Eligible Originator's performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Transferor or such Eligible Originator, as applicable, having knowledge of such matters.

                (e) Keeping of Records and Books of Account. The Transferor will, and will cause each Eligible Originator to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or customary for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Transferor will give the Agent (and the Agent shall give each Senior Class Agent) notice of any material change in the administrative and operating procedures of the Transferor or any Eligible Originator.

                (f) Sale Treatment. The Transferor will not (i) account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by each Receivables Purchase Agreement in any manner other than as a sale of the Receivables by such Eligible Originator to the Transferor, or (ii) account for (other than for tax purposes) or otherwise treat the transactions contemplated hereby in any manner other than as a sale of an undivided percentage ownership interest in the Receivables by the Transferor to the Senior Class Conduits or the Bank Investors, as applicable. In addition, the Transferor shall, and shall cause each Eligible Originator to, disclose (in a footnote or otherwise) in all of its respective financial statements (including any such financial statements consolidated with any other Persons' financial statements) the existence and nature of the transaction contemplated by the Master Pooling and Servicing Agreement and by each Receivables Purchase Agreement and the interest of the Transferor (in the case of an Eligible Originator's financial statements), the Senior Class Conduits and the Bank Investors in the Affected Assets.

                (g) Corporate Documents. The Transferor shall not amend, alter, change or repeal any Articles of its Certificate of Incorporation without the prior written consent of the Agent and each Senior Class Agent.

                (h) No Sales, Liens, Etc. Except as otherwise permitted by the Master Pooling and Servicing Agreement, the Series Supplement, this Agreement or any other Transaction Document, the Transferor will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon (or the filing of any financing statement with respect to), any of the Trust Property.

                (i) No Extension or Amendment of Receivables; Discount Percentage. Except as otherwise permitted by the Transaction Documents, the Transferor will not, and will not change or waive Section 5.1(f) of any Receivable Purchase Agreement to permit any Eligible Originator to, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Account related thereto. The Transferor further covenants that, except as otherwise required by any Requirement of Law, it shall not, and shall not cause or otherwise permit the Servicer at any time to, reduce the periodic finance charges assessed on any Receivable or other fees on any Account if, as a result of such reduction, the reasonable expectation of the Portfolio Adjusted Yield as of such date would be less than 1.00%.

                (j) Changes to Account Agreements. The Transferor shall not change the terms and provisions of the Account Agreements or the Credit Card Guidelines in any respect (including, without limitation, the calculation of the amount, and the timing, of uncollectible Receivables), except to the extent permitted by the Master Pooling and Servicing Agreement.

                (k) No Change in Business or Credit Card Guidelines. The Transferor will not make any change in the character of its business or in the Credit Card Guidelines, which change would, in either case, impair the collectibility of any substantial portion of the Receivables or otherwise result in a Material Adverse Effect.

                (l) Amendment of Receivables Purchase Agreement, Master Pooling and Servicing Agreement and Series Supplement. The Transferor will not amend, waive, modify or supplement any Receivables Purchase Agreement, the Master Pooling and Servicing Agreement, the Series Supplement or any other Transaction Document to which it is a party without the prior written consent of the Agent and each Senior Class Agent to the substance and form of any such amendment, modification, waiver or supplement and, in addition, will not permit any Eligible Originator to take (or acquiesce in the taking of any such action) any action (including any omission to act) under any Transaction Document to which it is a party that would have a material adverse effect on the Agent, any Senior Class Conduit or any Bank Investor or which is inconsistent with the terms of the Master Pooling and Servicing Agreement, the Series Supplement or this Agreement.

                (m) Other Debt. Except as permitted by this Agreement or the Master Pooling and Servicing Agreement, the Transferor will not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) indebtedness of the Transferor representing fees, expenses and indemnities arising hereunder, under any Series Supplement, any Enhancement or under a Receivables Purchase Agreement for the purchase price of the Receivables under such Receivables Purchase Agreement, and (ii) other indebtedness incurred in the ordinary course of its business, the amount thereof which is past due not to exceed $9,750 at any time outstanding.

                (n) ERISA Matters. Neither the Transferor nor any ERISA Affiliate will institute steps to terminate any Pension Plan if (i) the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), and (ii) such termination would result in a contribution failure with respect to any Pension Plan which is sufficient to give rise to a lien under Section 302(f) of ERISA.

                (o) Receivables Purchase Agreement. The Transferor, in its capacity as purchaser of the Receivables from the Eligible Originators pursuant to the related Receivables Purchase Agreement, will at all times enforce the covenants and agreements of each Eligible Originator in each Receivables Purchase Agreement. With respect to any Receivable sold by an Eligible Originator to the Transferor, the Transferor shall, and shall cause such Eligible Originator to, effect such sale under, and pursuant to the terms of, a Receivables Purchase Agreement, including, without limitation, the payment by the Transferor, either in cash, by increase in the amount of the Subordinated Note, a contribution of capital or any combination thereof, to such Eligible Originator in an aggregate amount equal to the purchase price for such Receivable as required by the terms of such Receivables Purchase Agreement.

                (p) Master Pooling and Servicing Agreement. The Transferor will comply with the covenants set forth in Section 2.5 of the Master Pooling and Servicing Agreement.

                (q) Notice of Breach; Liens. The Transferor shall advise the Agent (and the Agent shall forward such advisement to each Senior Class Agent) promptly, in reasonable detail, (i) after becoming aware of any Lien on any Receivable or other Trust Property other than the conveyances under the Master Pooling and Servicing Agreement or under a Receivables Purchase Agreements or Liens permitted under Section 2.5(b) of the Master Pooling and Servicing Agreement or under Section 5.2(a) of each Receivable Purchase Agreement, (ii) of any breach by the Transferor or the Servicer of any of their respective representations, warranties and covenants contained herein or in the Master Pooling and Servicing Agreement and (iii) of the occurrence of any other event which would have a material adverse effect on the Trustee's interest in the Receivables or the collectibility thereof.

                (r) Notice of Additions. On or before the fifth Business Day prior to the Additional Account Closing Date with respect to any Additional Accounts designated pursuant to subsections 2.6(a) or (b) of the Master Pooling and Servicing Agreement, the Transferor shall give the Agent (and the Agent shall forward to each Senior Class Agent) written notice that the Receivables in such Additional Accounts will be included, specifying the approximate aggregate amount of Receivables in such Additional Accounts. The Transferor shall give the Agent (and the Agent shall forward to each Senior Class Agent) five (5) Business Days prior written notice of (i) any designation of Accounts to be included as Accounts pursuant to subsection 2.5(d) of the Master Pooling and Servicing Agreement and (ii) any discontinuance or suspension of any such designation. The Transferor shall not include as Automatic Additional Accounts any Accounts of a type not included as Accounts on the Initial Closing Date or included on any Additional Account Closing Date pursuant to which Additional Accounts are designated pursuant to subsection 2.6(b) of the Master Pooling and Servicing Agreement or consented to in writing by the Agent and each Senior Class Agent.

                (s) Protection of Interest in Trust Property. The Transferor shall execute and file such continuation statements and any other documents reasonably requested by the Trustee, the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor (in the case of any Senior Class Agent, any Senior Class Conduit or any Bank Investor, such request to be made through the Agent) or which may be required by law to fully preserve and protect the interest of the Trustee in and to the Receivables and the other Trust Property.

                (t) Transfer of Transferor Interest and Subordinate Class Certificates. The Transferor shall not assign, transfer or otherwise convey to any Person any interest in the Transferor Interest or the Subordinate Class Certificates held by it without (i) the prior written consent of the Agent and each Senior Class Agent and (ii) delivering to the Trustee prior thereto an Opinion of Counsel to the effect that (x) the conveyed interest in the Transferor's Interest or the Subordinate Class Certificates will be treated as either debt or an interest in a partnership for federal income tax purposes and that the conveyance of such interest will not cause the Trust to be characterized for federal income tax purposes as an association or a publicly traded partnership taxable as a corporation or otherwise have any material adverse impact on the federal or applicable state income taxation of any outstanding Certificates or any Certificate Owner and (y) such transfer will not cause a taxable event for federal income tax purposes to any Investor Certificateholder.

                (u) No Assignment. The Transferor shall not assign any of its rights or delegate any of its duties hereunder or under the Master Pooling and Servicing Agreement or the Series Supplement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent and each Senior Class Agent.

                (v) No Designation. The Transferor shall not designate an Eligible Originator other than G.R. Herberger's, Inc., McRae's, Inc., Parisian, Inc., Carson Pirie Scott & Co., National Bank of the Great Lakes, Saks & Company or Saks, without the prior written consent of the Agent and each Senior Class Agent.

                (w) Consent of Agent and Senior Class Agent. The Transferor shall obtain the written consent of the Agent and each Senior Class Agent prior to taking any action under the Master Pooling and Servicing Agreement that would require (i) the satisfaction of the Rating Agency Condition under the Master Pooling and Servicing Agreement (whether or not any Series is then currently rated by any rating agency) or (ii) the consent of the Trustee.

                (x) Notice of Delegation of Servicer's Duties. The Transferor promptly shall notify the Agent (and the Agent shall forward such notice to each Senior Class Agent) of any delegation by the Servicer of any of the Servicer's duties under the Master Pooling and Servicing Agreement or the Series Supplement, provided that the designation of McRae's, Inc., Parisian, Inc. or any other Affiliate of the Transferor as Subservicer shall be permitted without notice.

                (y) Notice of Resignation or Removal of the Trustee. The Transferor promptly shall notify the Agent (and the Agent shall forward such notice to each Senior Class Agent) of any resignation or removal of the Trustee under the Master Pooling and Servicing Agreement.

                (z) Reduction of Investor Amounts. If, on any day, (x) the Senior Class Certificate Principal Balance for any Senior Class plus the Interest Component of all Related Commercial Paper issued by the related Senior Class Conduit and then outstanding, if any, exceeds the Senior Class Facility Limit for such Class or (y) the product of (i) the aggregate Floating Allocation Percentage with respect to Default Amounts for all Senior Classes and (ii) the sum of the Excess Funding Amount and the Aggregate Principal Receivables, is less than the sum of the Senior Class Certificate Principal Balances for all Senior Classes, the Transferor shall distribute on such day to such Senior Class Conduit, in accordance with subsection 4.5(d) of the Series Supplement an amount sufficient to (I) reduce the sum of the Senior Class Investor Amount and the Interest Component of all outstanding Related Commercial Paper for such Senior Class to an amount which is less than the Senior Class Facility Limit for such Senior Class or (II) reduce the sum of the Senior Class Certificate Principal Balances for all Senior Classes plus the Minimum Enhancement Amount to an amount which is less than the Series Allocation Percentage with respect to Principal Receivables of the Aggregate Outstanding Principal Balance, as applicable. For the purposes of this subsection, the Servicer shall have the option to calculate the Floating Allocation Percentage on a daily basis method, using the current day Aggregate Investor Amount in the numerator and the current day Aggregate Principal Receivables and Excess Funding Account balance in the denominator.

        SECTION 3.4. Covenants of the Servicer. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which all amounts due to the Senior Certificateholders under this Agreement and the other Transaction Documents shall have been paid in full, unless the Agent and each Senior Class Agent shall otherwise consent in writing:

                (a) Records. The Senior Class Certificateholders and their agents and representatives shall at all times upon reasonable prior notice have full access during normal business hours to all Records of the Servicer, and the Agent, each Senior Class Agent and the Senior Class Certificateholders and their agents and representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Servicer agrees to render to such Persons, at the Servicer's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

                (b) No Extension or Amendment of Receivables. Except as otherwise expressly permitted by the Transaction Documents, the Servicer will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Account related thereto. The Servicer further covenants that, except as otherwise required by any Requirement of Law, it shall not reduce the periodic finance charges assessed on any Receivable or other fees on any Account if, as a result of such reduction, the reasonable expectation of the Portfolio Adjusted Yield as of such date would be less than 1.00%.

                (c) Conduct of Business. The Servicer will, and will cause each of its Subsidiaries to which it delegates any servicing functions under the Master Pooling and Servicing Agreement to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified will not have a Material Adverse Effect. All Eligible Originators shall at all times be direct or indirect wholly-owned (except for director's qualifying shares and/or shares of preferred stock) subsidiaries of Saks.

                (d) Financial Covenants. While a Liquidity Event exists, the Servicer shall maintain as of the end of each fiscal quarter, for the Twelve-Month Period then ended, a Fixed Charge Coverage Ratio of 1.00 to 1.00 for such period, beginning with the fiscal quarter ended most recently prior to the occurrence of the applicable Liquidity Event.

                (e) No Assignment. The Servicer shall not assign any of its rights or delegate any of its duties hereunder or under the Master Pooling and Servicing Agreement or the Series Supplement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent and each Senior Class Agent provided that any designation of McRae's, Parisian, Inc. or any other Affiliate of the Transferor as Subservicer shall be permitted without notice.

                (f) Back-Up Servicer.

                                (i) On or before April 1, 2002, the Servicer shall designate a back-up servicer reasonably acceptable to the Senior Class Agents (the "Back-Up Servicer"). By April 1, 2002, (A) the Servicer shall cause the designated Back-Up Servicer to conduct such reasonable diligence upon the Servicer and its operations as may be necessary to satisfy the provisions of this paragraph, (B) the Servicer shall develop, and shall cause the designated Back-Up Servicer to assist in the development of, a reasonably-detailed written transition plan (the "Transition Plan") for converting, in accordance with the Master Pooling and Servicing Agreement, all necessary functions of the Servicer to the designated Back-Up Servicer, as Successor Servicer, expeditiously following the occurrence and continuation of a Servicer Default and in accordance with the Transition Plan and the Master Pooling and Servicing Agreement, (C) the Servicer shall complete, and shall cause the designated Back-Up Servicer to assist in the completion of, commercially reasonable testing using sampling techniques of the data and programs necessary to effect the Transition Plan, copies of the results of which shall be provided to the Senior Class Agents, and (D) the Servicer shall develop with the Back-Up Servicer reasonably detailed estimates of the costs and time to implement the Transition Plan, which shall be contained in a document prepared and provided by the Back-Up Servicer and the Servicer to the Senior Class Agents. From the Closing Date to April 1, 2002, the Servicer shall provide a reasonably detailed monthly report to the Senior Class Agents on the status and progress of these activities.

                                (ii) The Servicer shall use all commercially reasonable efforts to enter into a back-up servicing agreement meeting the requirements of this paragraph and reasonably acceptable to the Senior Class Agents as soon as practicable with the Back-Up Servicer (a "Back-Up Servicing Agreement"). Without limiting the generality of the immediately preceding paragraph, the Back-Up Servicing Agreement will provide that (A) the Servicer will provide the Back-Up Servicer with data in forms utilized by the Servicer and will document the procedures used by the Servicer to prepare the Monthly Servicer's Certificate, (B) the Back-Up Servicer will utilize the information provided in the immediately preceding clause and use commercially reasonable testing each month of key inputs to the Monthly Servicer's Certificate, (C) the Back-Up Servicer will identify any discrepancies in its data and the data in the Monthly Servicer's Certificate in a reasonably detailed written report to the Servicer which shall be provided promptly upon receipt to the Senior Class Agents, provided the Back-Up Servicer shall have no obligation to determine the materiality of any of such data, (D) the Servicer shall upon the occurrence and continuance of a Servicer Default (x) cause all of the department stores that it or its subsidiaries operate (the "Department Stores") to discontinue the acceptance of Collections of Receivables via point-of-sale terminals in the Department Stores, and (y) direct the Department Stores to physically deliver payments directly to the lockboxes maintained for Collections of Receivables, and (E) all other items reasonably needed to enable the Back-Up Servicer to perform the Servicer's duties under the Master Pooling and Servicing Agreement following the occurrence and continuation of a Servicer Default (the "Back-Up Services"). The Servicer shall provide a draft copy of the Back-Up Servicing Agreement to the Senior Class Agents not less than 10 Business Days prior to its effective time. The Senior Class Agents or their designated representatives, may observe the test of Back-Up Services once per calendar year, and Saks shall pay the reasonable expenses thereof. The Senior Class Agents shall cooperate in good faith with the Servicer to develop commercially reasonable and mutually acceptable solutions with respect to the development and implementation of the items in this paragraph (ii).

                                    (iii) In the event the entity serving as Back-Up Servicer resigns, the Servicer shall, prior to the effectiveness of such resignation, designate a replacement Back-Up Servicer reasonably acceptable to the Senior Class Agents. Any such replacement Back-Up Servicer shall have entered into a Back-Up Servicing Agreement meeting the criteria set forth above in paragraph (ii) of this Section 3.4(f) on or prior to the effective date of the resignation of the resigning Back-Up Servicer.

                                (iv) If the Back-Up Servicer has failed in any material respect to perform its Back-Up Services pursuant to the Back-Up Servicing Agreement, then the Servicer shall designate a replacement Back-Up Servicer reasonably acceptable to the Senior Class Agents, within ninety (90) days of receipt of such notice, and enter into a Back-Up Servicing Agreement with the successor Back-Up Servicer. Any such successor Back-Up Servicer shall have entered into a Back-Up Servicing Agreement meeting the criteria set forth above in paragraph (ii) of this Section 3.4(f) within sixty (60) days after such designation (it being understood that prior to the designation of a replacement Back-Up Servicer, the existing Back-Up Servicer shall continue to serve as back-up servicer).

                                (v) The provisions of this paragraph (v) are set forth on Exhibit D hereto.

                (g) ERISA Matters. Neither the Servicer nor any ERISA Affiliate will institute steps to terminate any Pension Plan if (i) the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA) and (ii) such termination would result in a contribution failure with respect to any Pension Plan which is sufficient to give rise to a lien under Section 302(f) of ERISA.

        SECTION 3.5. Tax Treatment. The Transferor, the Senior Class Conduits and the Bank Investors have entered into this Agreement, and the Transferor has entered into the Series Supplement, with the intention that the Senior Class Certificates will qualify under applicable tax law as indebtedness, and the Transferor and each Senior Class Conduit and Bank Investor by its acceptance of the Senior Class Certificates agree to and shall treat the Senior Class Certificates for purposes of federal and state income or franchise taxes and any other tax imposed on or measured by income, as indebtedness unless otherwise required by the Internal Revenue Service.

        SECTION 3.6. Conditions Precedent to Initial Transfer. On or prior to the Closing Date, the Transferor and the Servicer shall deliver to the Agent (with sufficient copies for each Senior Class Agent and their respective counsel) the following documents, instruments and fees, all of which shall be in a form and substance acceptable to the Agent and each Senior Class Agent:

                (a) A copy of the resolutions of the Board of Directors (or Executive Committee) of each of the Transferor and the Servicer, certified by an Executive Vice President, Senior Vice President, Treasurer, Secretary or Assistant Secretary, approving the execution, delivery and performance by the Transferor and the Servicer, respectively, of the Series Supplement, this Agreement, the Certificates and the other Transaction Documents to which the Transferor or the Servicer is a party.

                (b) The Certificate of Incorporation and the Articles of Incorporation of the Transferor and the Servicer, respectively, certified by the Secretary of State or other similar official of its jurisdiction of incorporation dated a recent date and further certified by an officer of each respective corporation.

                (c) A Good Standing Certificate for the Transferor and the Servicer and issued by the Secretary of State or other similar official of its jurisdiction of incorporation and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by the Transaction Documents to which such Person is a party, in each case dated a date reasonably prior to the Closing Date.

                (d) A certificate of an Executive Vice President, Senior Vice President, Treasurer, Secretary or Assistant Secretary of the Transferor and the Servicer substantially in the form of Exhibit C hereto.

                (e) Favorable opinion of Alston & Bird LLP, counsel to the Transferor, the Servicer and each Eligible Originator in substantially the form of Exhibit E hereto with respect to certain corporate and enforceability matters.

                (f) Favorable opinions of counsel to the Trustee, as to the due authorization, execution and delivery by the Trustee of the Series Supplement and each other Transaction Document executed by the Trustee.

                (g) An executed copy of the Master Pooling and Servicing Agreement, the Series Supplement, this Agreement, the Fee Letters, and executed or a certified copy of each of the other Transaction Documents to be executed by the Transferor or the Servicer.

                (h) The Class A-1 Variable Funding Certificates in the face amount of up to $105,000,000, the Class A-2 Variable Funding Certificates in the face amount of $105,000,000, the Class A-3 Variable Funding Certificates in the face amount of up to $105,000,000, and the Subordinate Class Certificates in the face amount of $78,750,000, in each case duly executed by the Transferor and duly authenticated by the Trustee and issued, in the case of the Senior Class Certificates, to the parties specified in Section 2.1 hereof and, in the case of the Subordinate Class Certificates, to the Transferor.

                (i) Payment of (i) any fees to be paid on or prior to the Closing Date pursuant to the Fee Letters and (ii) all up-front fees to be paid to the Senior Class Conduits.

                (j) Reliance letter of Alston & Bird LLP in form and substance acceptable to the Agent and each Senior Class Agent.

                (k) The previously issued and outstanding Class A-4 Variable Funding Certificate has been delivered to the Trustee for cancellation.

                (l) Such other documents, instruments, certificates and opinions as the Agent, any Senior Class Agent or any Bank Investor shall reasonably request.

        SECTION 3.7. Quarterly Certificate. The Servicer shall deliver, or the Transferor shall cause the Servicer (if Saks is not the Servicer) to deliver, to the Agent (which the Agent shall deliver to each Senior Class Agent) (i) within forty-five (45) days after the end of each fiscal quarter of each calendar year, beginning with the fiscal quarter ending November 3, 2001, an officer's certificate substantially in the form of Exhibit F hereto stating that (a) a review of the activities of the Servicer during the preceding calendar quarter (or such shorter period as may have elapsed since the Closing Date), and of its performance under this Agreement and the other Transaction Documents to which it is a party was made under the supervision of the officer signing such certificate and (b) to the best of such officer's knowledge, based on such review, the Servicer has fully performed all of its obligations under this Agreement, the Series Supplement, the Master Pooling and Servicing Agreement and the other Transaction Documents to which it is a party throughout such quarter (or such shorter period as may have elapsed since the Closing Date), or, if there has occurred an event which, with the giving of notice or passage of time or both, would constitute a Pay Out Event or Servicer Default, specifying each such event known to such officer and the nature and status thereof and (ii) the Officer's Certificate required to be delivered to the Trustee pursuant to Section 3.5 of the Master Pooling and Servicing Agreement concurrently with the delivery of such Officer's Certificate to the Trustee.

        SECTION 3.8. Periodic Notices and Reports.

                (a) Notices, Certificates and Reports Delivered to the Trustee and the Rating Agencies. In addition to those notices, certificates and reports required to be delivered to the Agent pursuant to Section 3.3 hereof, the Transferor shall furnish to the Agent (and the Agent shall forward to each Senior Class Agent) a copy of each notice, certificate or report delivered to the Trustee or a Rating Agency pursuant to the Master Pooling and Servicing Agreement or the Series Supplement concurrently with the delivery of any such notice, certificate or report to the Trustee or a Rating Agency, as the case may be.

                (b) Annual Opinion of Counsel. The Transferor will deliver to the Agent (and the Agent shall forward to each Senior Class Agent) each Opinion of Counsel required to be delivered to the Trustee pursuant to subsection 13.2(d)(ii) of the Master Pooling and Servicing Agreement concurrently with the delivery of such Opinion of Counsel to the Trustee.

ARTICLE IV

INDEMNIFICATION; EXPENSES; RELATED MATTERS

        SECTION 4.1. Indemnities by the Transferor. Without limiting any other rights which the Agent, the Senior Class Agents, the Senior Class Conduits or the Bank Investors may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Senior Class Conduits, the Bank Investors, the Agent, the Senior Class Agent, the Collateral Agents, each Program Support Provider and any successors and permitted assigns and any of their respective officers, directors and employees (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees (which such attorneys may be employees of a Program Support Provider, the Agent, a Senior Class Agent or a Collateral Agent, as applicable) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or reasonably incurred by any Indemnified Party in any action or proceeding between the Transferor or the Servicer and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor of the Senior Class Certificates or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (ii) recourse (except as otherwise specifically provided in this Agreement or the Master Pooling and Servicing Agreement) for amounts due under the Receivables which are uncollectible and (iii) Indemnified Amounts specifically excluded from coverage under Section 4.2. Without limiting the generality of the foregoing, the Transferor shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                                (i) any representation or warranty made by the Transferor, any Eligible Originator or the Servicer or any officer of the Transferor, any Eligible Originator or the Servicer under or in connection with this Agreement, any Receivables Purchase Agreement, any of the other Transaction Documents or any other information or report delivered by the Transferor or the Servicer pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

                                (ii) the failure by the Transferor, any Eligible Originator or the Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or the related Account, or the nonconformity of any Receivable or the related Account with any such applicable law, rule or regulation;

                                (iii) the failure to vest and maintain vested in the Trustee, on behalf of the Trust, an undivided first priority, perfected percentage ownership or security interest in the Trust Property free and clear of any Lien (except as expressly permitted by the Transaction Documents);

                                (iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Trust Property;

                                (v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Account not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                                (vi) any failure of the Servicer to perform its duties or obligations in accordance with the provisions of the Master Pooling and Servicing Agreement and the Series Supplement; or

                                (vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

                                (viii) the transfer of an ownership interest in any Receivable other than an Eligible Receivable as defined in the Master Pooling and Servicing Agreement;

                                    (ix) the failure by the Transferor, any Eligible Originator or the Servicer to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties under the Accounts;

                                    (x) the failure of any Eligible Originator to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any of the Receivables;

                                    (xi) any repayment by any Indemnified Party of any amount previously distributed in reduction of the Senior Class Investor Amount which such Indemnified Party believes in good faith is required to be made;

                                    (xii) the commingling by the Transferor, any Eligible Originator or the Servicer of Collections of Receivables at any time with other funds, except as permitted in the Transaction Documents;

                                    (xiii) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of the acquisition of interests in the Senior Class Certificates by the Transferor, the ownership of the Senior Class Certificates or any Trust Property;

                                    (xiv) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Transferor or any Eligible Originator to qualify to do business or file any notice of business activity report or any similar report;

                                    (xv) any failure of the Transferor to give reasonably equivalent value to an Eligible Originator in consideration of the purchase by the Transferor from such Eligible Originator of any Receivable, or any attempt by any Person to void, rescind or set-aside any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

                                    (xvi) the Senior Class Certificates being conclusively determined to be other than indebtedness for purposes of the Code, other than as a result of Senior Class Conduits or Bank Investors breaching their obligations under Section 3.5 hereof; or

                                    (xvii) any action taken by the Transferor, any Eligible Originator or the Servicer in the enforcement or collection of any Receivable; provided, however, that if the Senior Class Conduits enter into agreements for the purchase of certificates representing interests in amounts due under receivables or of interests in receivables from one or more Other Transferors, the Senior Class Conduits shall allocate such Indemnified Amounts which are in connection with a Program Support Agreement or the program support furnished by a Program Support Provider among the Transferor and each Other Transferor; and provided, further, that if such Indemnified Amounts are attributable to the Transferor or the Servicer and not attributable to any Other Transferor, the Transferor shall be solely liable for such Indemnified Amounts or if such Indemnified Amounts are attributable to Other Transferors and not attributable to the Transferor or the Servicer, such Other Transferors shall be solely liable for such Indemnified Amounts.

        SECTION 4.2. Indemnity for Taxes, Reserves and Expenses. (a) If after the date hereof, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of law):

                                (i) shall subject any Indemnified Party to any tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates, the Receivables or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates, the Receivables or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates or the Receivables (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party's principal executive office is located);

                                (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System other than any such requirement used in determining the Adjusted LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates, the Receivables or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates or the Receivables; or

                                (iii) imposes upon any Indemnified Party any other expense (including, without limitation, reasonable attorneys' fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates, the Receivables or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates or the Receivables;

and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Senior Class Certificates, the Receivables, the obligations hereunder, the funding of any purchases hereunder, a Program Support Agreement, by an amount deemed by such Indemnified Party to be material, then, within ten (10) days after demand by such Indemnified Party through the Agent, the Transferor shall pay to the Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

                (b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party's obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through the Agent, the Transferor shall pay to the Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

                (c) Each Senior Class Agent will notify the Agent and the Agent will promptly notify the Transferor of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section. A notice by the Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

                (d) Anything in this Section 4.2 to the contrary notwithstanding, if a Senior Class Conduit enters into agreements for the acquisition of certificates representing interests in other receivables from one or more Other Transferors, such Senior Class Conduit shall allocate the liability for any amounts under this Section which are in connection with a Program Support Agreement or the program support provided by a Program Support Provider ("Section 4.2 Costs") to the Transferor and each Other Transferor; provided, however, that if such Section 4.2 Costs are attributable to the Transferor, an Eligible Originator or the Servicer and not attributable to any Other Transferor, the Transferor shall be solely liable for such Section 4.2 Costs or if such Section 4.2 Costs are attributable to Other Transferors and not attributable to the Transferor, an Eligible Originator or the Servicer, such Other Transferors shall be solely liable for such Section 4.2 Costs.

        SECTION 4.3. Taxes. All payments made hereunder by the Transferor or the Servicer (each, a "payor") to any Senior Class Conduit, any Bank Investor or the Agent (each, a "recipient") shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called "Taxes"), but excluding franchise taxes imposed on net income (or any interest or penalties with respect thereto) and taxes imposed on or measured by the recipient's net income required to be paid by any recipient in connection herewith to any taxing authority ("Excluded Taxes"). In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:

                (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

                (c) pay to the recipient such additional amount or amounts as necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

        Moreover, if any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient shall promptly notify the Transferor and the Servicer, and the recipient may pay such Taxes and the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

        If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

        SECTION 4.4. Other Costs, Expenses and Related Matters.

                (a) The Transferor agrees, upon receipt of a written invoice in reasonable detail, to pay or cause to be paid, and to save the Senior Class Conduits, the Bank Investors, the Senior Class Agents and the Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountants' and other third parties' fees and expenses, any filing fees and expenses incurred by officers or employees of the Senior Class Conduits, the Bank Investors, the Agent and/or the Senior Class

Agents) or intangible, documentary or recording taxes incurred by or on behalf of any Senior Class Conduit, any Bank Investor, the Agent and any Senior Class Agent (i) in connection with the negotiation, execution, delivery and preparation of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby, and (ii) from time to time (a) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (b) arising in connection with any Senior Class Conduit's, any Bank Investor's, the Agent's or any Senior Class Agent's enforcement or preservation of rights, or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, "Transaction Costs").

                (b) The Transferor shall pay to each Senior Class Agent, for the account of the related Senior Class Conduit and Bank Investors, as applicable, on demand any Early Collection Fee due on account of the receipt by a Senior Class Conduit or Bank Investor of any amounts applied in reduction of the Senior Class Investor Amount on any day other than the last day of any applicable funding period.

        SECTION 4.5. Indemnification by Servicer. The Servicer shall indemnify and hold harmless each Indemnified Party from and against any loss, liability, expense, damage or injury suffered or sustained by reason of willful misfeasance, bad faith, or negligence in the performance of the duties of the Servicer or by reason of reckless disregard of obligations and duties of the Servicer hereunder or under the Master Pooling and Servicing Agreement or by reason of any acts, omissions or alleged acts or omissions of the Servicer pursuant to this Agreement or the Master Pooling and Servicing Agreement; provided, however, that the Servicer shall not indemnify any such Indemnified Party for any such loss, liability, expense, damage or injury suffered or sustained by reason of any action taken or omitted at the written request of such Indemnified Party; and provided, further, that the Servicer shall not indemnify any such Indemnified Party for any such loss, liability, expense, damage or injury incurred with respect to any action taken by such Indemnified Party constituting fraud, gross negligence, breach of fiduciary duty or willful misconduct, with respect to the uncollectibility of the Receivables or with respect to any federal, state or local income or franchise taxes (or any interest or penalties with respect thereto) required to be paid by any such Indemnified Party in connection herewith to any taxing authority. The Servicer shall not be liable for acts or omissions of any Successor Servicer. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

ARTICLE V

THE AGENT; BANK COMMITMENT; SENIOR CLASS AGENTS

        SECTION 5.1. Authorization and Action of Agent.

                (a) Each Senior Class Conduit and each Bank Investor hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Senior Class Conduit and each Bank Investor hereby appoints the Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Agent may deem necessary or appropriate or that a Senior Class Conduit or a Bank Investor may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Transferor hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder. The Senior Class Agents jointly may direct the Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Agent hereunder, the Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the joint direction of the Senior Class Agents; provided, however, that the Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose the Agent to liability hereunder or otherwise. Upon the occurrence and during the continuance of any Pay Out Event or Potential Pay Out Event, the Agent shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the Required Investor Certificateholders. The Agent shall not, without the prior written consent of each Senior Class Agent and Bank Investor, agree to (i) amend, modify or waive any provision of this Agreement in any way which would (A) reduce or impair Collections or the payment of fees payable hereunder to the Senior Class Conduits or the Bank Investors or delay the scheduled dates for payment of such amounts, (B) increase the Servicing Fee Percentage, (C) modify any provisions of this Agreement, the Master Pooling and Servicing Agreement or the Series Supplement relating to the timing of payments required to be made by the Transferor or the Servicer or the application of the proceeds of such payments, (D) the appointment of any Person (other than the Trustee) as successor Servicer, (E) release any property from the lien provided by this Agreement (other than as expressly contemplated herein or permitted in the Transaction Documents), or (F) modify Section 3.4(d) hereof or the definition of "Minimum Enhancement Amount" in the Series Supplement or the definitions of "Defaulted Account" or "Eligible Receivable" in the Master Pooling and Servicing Agreement, or (ii) amend, modify or waive any provision of any Transaction Document relating to a Pay Out Event or Potential Pay Out Event or waive any Pay Out Event or Potential Pay Out Event. The Agent shall not agree to any amendment of or waiver under this Agreement which increases the dollar amount of a Bank Investor's Commitment without the prior written consent of such Bank Investor. In addition, the Agent shall not agree to any amendment of or waiver under this Agreement not specifically described in the two preceding sentences without the consent of the Required Investor Certificateholders. In the event the Agent requests a Senior Class Agent's, a Senior Class Conduit's or a Bank Investor's consent pursuant to the foregoing provisions and the Agent does not receive a response (either positive or negative) from such Senior Class Agent, Senior Class Conduit or Bank Investor within 10 Business Days of such Person's receipt of such request in writing, then such Senior Class Agent, Senior Class Conduit or Bank Investor (and its percentage interest hereunder, if applicable) shall be disregarded in determining whether the Agent shall have obtained sufficient consent hereunder.

                (b) The Agent shall use commercially reasonable efforts to (i) forward any communication (whether written or otherwise) received by it from the Transferor to each applicable Senior Class Agent, and (ii) forward, at the direction of any Senior Class Agent, any Senior Class Conduit or any Bank Investor or as otherwise provided by this Agreement, any communication received by it from any Senior Class Agent, any Senior Class Conduit or any Bank Investor, to the Transferor or the Servicer, as applicable. Any communication between the Transferor or the Servicer and any Senior Class Agent, any Senior Class Conduit or any Bank Investor made pursuant to this Agreement or any other Transaction Document (other than such Person's Fee Letters) shall be made, to the extent possible, through the Agent. The Agent may, where appropriate, deliver copies (including facsimile or electronic copies) of any communication it is required to deliver pursuant to this Agreement or any other Transaction Document.

                (c) The Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        SECTION 5.2. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Transferor or the Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Senior Class Conduit or Bank Investor and shall not be responsible to any Senior Class Conduit or Bank Investor for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Transferor or the Servicer or to inspect the property (including the books and records) of the Transferor or the Servicer; (iv) shall not be responsible to any Senior Class Conduit or any Bank Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

        SECTION 5.3. Credit Decision. Each Senior Class Conduit and Bank Investor acknowledges that it has, independently and without reliance upon the Agent, any of the Agent's Affiliates, any other Bank Investor or any other Senior Class Conduit and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party and, if it so determines, to accept the transfer of all or any portion of the Senior Class Certificates. Each Senior Class Conduit and Bank Investor also acknowledges that it will, independently and without reliance upon the Agent, any of the Agent's Affiliates, any other Bank Investor or any other Senior Class Conduit and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

        SECTION 5.4. Indemnification of the Agent. Each Bank Investor agrees to indemnify the Agent (to the extent not reimbursed by the Transferor), ratably (and not jointly) in accordance with their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent (in its capacity as such) in any way relating to or arising out of this Agreement and the other Transaction Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that a Bank Investor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, the Bank Investors agree to reimburse the Agent, ratably (and not jointly) in accordance with their respective Commitments, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Agent (in its capacity as such) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Senior Class Conduits or the Bank Investors hereunder and/or thereunder and to the extent that the Agent is not reimbursed for such expenses by the Transferor.

        SECTION 5.5. Successor Agent. The Agent may resign at any time, effective upon the appointment and acceptance of a successor Agent as provided below, by giving written notice thereof to each Senior Class Agent, each Senior Class Conduit, each Bank Investor, the Transferor and the Servicer and may be removed at any time with cause by holders of more than 50% of the aggregate Senior Class Investor Amounts. Upon any such resignation or removal, the Required Investor Certificateholders shall appoint a successor Agent. Each Senior Class Conduit and each Bank Investor agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Agent. If no such successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the holders of more than 50% of the aggregate Senior Class Investor Amounts removal of the retiring Agent then the retiring Agent may, on behalf of the Senior Class Conduits and the Bank Investors, appoint a successor Agent which successor Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $500,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article V shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The successor agent shall promptly notify the Transferor and the Servicer of its appointment hereunder.

        SECTION 5.6. Payments by the Agent. Unless specifically allocated to a Bank Investor or a Senior Class Conduit pursuant to the terms of this Agreement, all amounts received by the Agent, if any, on behalf of the Senior Class Conduits or the Bank Investors shall be paid by the Agent to the applicable Senior Class Agent (at the account specified on the signature pages hereto or as may be specified in writing to the Agent) in accordance with their respective related pro rata interests in the Senior Class Investor Amount on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use commercially reasonable efforts to pay such amounts to the Senior Class Conduits or Bank Investors on such Business Day, but, in any event, shall pay such amounts to the Senior Class Conduits or Bank Investors in accordance with their respective related pro rata interests in the Senior Class Investor Amount not later than the following Business Day.

        SECTION 5.7. Bank Commitment; Assignment to Bank Investors.

                (a) Bank Commitment. At any time prior to the Commitment Termination Date and prior to the Termination Date (excluding a "Termination Date" occurring as a result of clause (iii), (iv) or (v) of the definition of "Termination Date"), in the event that any Senior Class Conduit does not acquire an Additional Investor Amount as requested under Section 2.2(a), then at any time, the Transferor shall have the right, by written notice to the applicable Senior Class Agent, to require such Senior Class Conduit to assign its interests in the Senior Class Certificate Principal Balance in whole to the related Bank Investors pursuant to this Section 5.7, and the applicable Senior Class Conduit shall have the right to assign, and does hereby assign effective as of the Assignment Date referred to below, its interest in the Senior Class Certificate Principal Balance in whole to the related Bank Investors, and the Transferor agrees to pay the amounts described in Section 5.7(d) below. At any time prior to the Commitment Termination Date, in the event that (i) a Program Support Provider shall have notified the related Senior Class Agent that an event of default has occurred under a related Program Support Agreement or (ii) the Commercial Paper of any Senior Class Conduit shall not be rated at least "A-2" by Standard & Poor's and at least "P-2" by Moody's and, in either event, such Senior Class Conduit cannot, or does not, acquire an Additional Investor Amount as requested under Section 2.2(a) or otherwise fund and meet its obligation hereunder, then, upon written request of the Transferor, the Senior Class Agent shall direct and require such Senior Class Conduit to assign its interests in the Senior Class Certificate Principal Balance in whole to the related Bank Investors pursuant to this Section 5.7. In addition, at any time prior to the Commitment Termination Date (i) upon the occurrence of a Pay Out Event, a Senior Class Agent may request that the related Senior Class Conduit assign its interest in the Senior Class Certificate Principal Balance in whole to the related Bank Investors pursuant to this Section 5.7, and (ii) if a Senior Class Conduit gives notice to the Transferor and the related Senior Class Agent of a Reinvestment Termination Date and requests that its interest in the Senior Class Certificate Principal Balance be assigned to the related Bank Investors, such interest shall be assigned in whole to the related Bank Investors pursuant to this Section 5.7, and, in each case, the applicable Senior Class Conduit shall have the right to assign, and does hereby assign effective as of the Assignment Date referred to below, its interest in the Senior Class Certificate Principal Balance in whole to the related Bank Investors, and the Transferor agrees to pay the amounts described in Section 5.7(d) below. No further documentation or action on the part of the applicable Senior Class Conduit or the Transferor shall be required to exercise the rights or obligations of the applicable Senior Class Conduit to assign its interest in the Senior Class Certificate Principal Balance in whole to the related Bank Investors pursuant to the preceding provisions of this Section 5.7(a), other than the giving of notice to the applicable Bank Investors and the Transferor by the applicable Senior Class Agent and the delivery by the applicable Senior Class Agent of a copy of any notice received from the Transferor (if applicable) (the date of receipt by the applicable Senior Class Agent of any such notice being the "Assignment Date"). Each Bank Investor hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Assignment Date to the applicable Senior Class Conduit in immediately available funds to an account designated by the related Senior Class Agent. Upon payment of its Assignment Amount, each Bank Investor shall acquire an interest in the Senior Class Certificate Principal Balance and the related Senior Class Conduit's rights hereunder equal to its pro rata share (based on the outstanding portions of the Senior Class Certificate Balance funded by it) thereof (it being understood that notwithstanding the foregoing assignment of Senior Class Certificate Principal Balance, the related Bank Investors, as assignees, continue to be obligated to fund Additional Investor Amounts under Section 2.2 in accordance with the terms thereof and shall not have the right to elect the commencement of the amortization of such Senior Class Certificate Principal Balance pursuant to the definition of "Reinvestment Termination Date" notwithstanding that the Purchaser had such right). Consent of the Transferor shall in no event be required in order for any Senior Class Conduit to assign any interest in the Senior Class Certificate Principal Balance to the related Bank Investors. Upon any Assignment by a Senior Class Conduit to the related Bank Investors contemplated hereunder, such Senior Class Conduit shall cease to acquire any Additional Investor Amounts hereunder.

                (b) Assignment. No Bank Investor may assign all or a portion of its interests in the Senior Class Certificates, the Senior Class Certificate Principal Balance, the Trust Property or its rights and obligations hereunder to any Person unless approved in writing by the Agent, the related Senior Class Agent and the Transferor (in each case such approval not to be unreasonably withheld or delayed) and made in accordance with the Master Pooling and Servicing Agreement and the Series Supplement. In the case of an Assignment by a Bank Investor to another Person, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto, duly executed, assigning to the assignee a pro rata interest in the Senior Class Certificates, the Senior Class Certificate Principal Balance, the Trust Property and the assignor's rights and obligations hereunder and the assignor shall promptly execute and deliver all instruments and documents required by the Master Pooling and Servicing Agreement and the Series Supplement and all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee's right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such Assignment, was a party. Upon any such Assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such Assignment, was a party with respect to such interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such Assignment, was a party, and (ii) the assignor shall relinquish its rights with respect to such interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such Assignment, was a party. No such Assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent and the Transferor. All reasonable out-of-pocket costs and reasonable legal expenses of the Agent and the initial Bank Investors hereto incurred in connection with any Assignment from the initial Bank Investors to other Bank Investors hereunder shall be borne by the Transferor. No Bank Investor shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the applicable Program Support Agreement.

                (c) Effects of Assignment. By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Transferor or the Servicer or the performance or observance by the Transferor or the Servicer of any of their respective obligations under this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the Master Pooling and Servicing Agreement, the Series Supplement and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Trust Property; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against any Senior Class Conduit any proceeding of the type referred to in Section 6.9 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by any Senior Class Conduit.

                (d) Transferor's Obligation to Pay Certain Amounts; Additional Assignment Amount. The Transferor shall pay to the Agent for the benefit of the related Senior Class Agent, and the Agent shall pay to such related Senior Class Agent, for the account of the related Senior Class Conduit, in connection with any Assignment by a Senior Class Conduit to the related Bank Investors pursuant to this Section 5.7, an amount equal to all Carrying Costs to accrue through the maturity of all outstanding Related Commercial Paper. To the extent that such Carrying Costs relate to interest or discount on Commercial Paper issued to fund the related Senior Class Certificate Principal Balance, if the Transferor fails to make payment of such amounts at or prior to the time of Assignment by a Senior Class Conduit to the related Bank Investors, such amount shall be paid by such Bank Investors (in accordance with their respective Bank Pro Rata Shares) to the Senior Class Conduit as additional consideration for the interests assigned to the Bank Investors and the amount of the "Senior Class Certificate Principal Balance" of the Senior Class Certificates held by the Bank Investors and the "Senior Class Investor Amount" of the related Senior Class shall be increased by an amount equal to the additional amount so paid by the Bank Investors.

                (e) Payments. After any Assignment by the Senior Class Conduit to the related Bank Investors pursuant to this Agreement, all payments to be made hereunder by the Transferor or the Servicer for the benefit of the related Senior Class Agent, for the benefit of the related Senior Class Conduit, shall be made to the

Agent's account as such account shall have been notified to the Transferor and the Servicer, and the Agent shall forward such payment to the related Senior Class Agent's account as such account shall have been notified to the Agent for the benefit of the related Bank Investors. In the event that the sum of the Assignment Amount paid by the Bank Investors and the amounts paid to the related Senior Class Conduit pursuant to 5.7(d) in connection with such assignment is less than the sum of the related Senior Class Investor Amount plus the Interest Component of all outstanding Related Commercial Paper, then to the extent payments made hereunder in respect of the Senior Class Investor Amount exceed such Assignment Amount plus all other amounts accruing to the applicable Bank Investors after the date of such Assignment, such excess shall be remitted by the Agent to the related Senior Class Agent for the benefit of such Senior Class Conduit.

                (f) Downgrade of Bank Investor. If at any time prior to any Assignment by a Senior Class Conduit to the related Bank Investors as contemplated pursuant to this Section, the short term debt rating of any Bank Investor shall be "A-2" or "P-2" from Standard & Poor's or Moody's, respectively, with negative credit implications (or, in the case of a Senior Class of which Falcon is a member, less than "A-1" or "P-1" from Standard & Poor's or Moody's, respectively) (or, in the case of a Senior Class of which Windmill is a member, less than "A-1+" by Standard & Poor's or "P-1" by Moody's), such Bank Investor, upon request of the related Senior Class Agent, shall, at its own expense, within 30 days of such request, assign its rights and obligations hereunder to another financial institution (which institution's short term debt shall be rated at least "A-2" and "P-2" from Standard & Poor's or Moody's, respectively, (or, in the case of a Class of which Falcon is a member, at least "A-1" or "P-1" from Standard & Poor's or Moody's, respectively)(or, in the case of a Senior Class of which Windmill is a member, at least "A-1+" by Standard & Poor's or "P-1" by Moody's), and which shall not be so rated with negative credit implications). If the short term debt rating of a Bank Investor shall be "A-3" or "P-3", or lower, from Standard & Poor's or Moody's, respectively (or such rating shall have been withdrawn by Standard & Poor's or Moody's), such Bank Investor, upon request of the related Senior Class Agent, shall, within five (5) Business Days of such request, at its own expense, assign its rights and obligations hereunder to another financial institution (which institution's short term debt shall be rated at least "A-2" and "P-2" from Standard & Poor's and Moody's, respectively, and which shall not be so rated with negative credit implications). In either such case, if any such Bank Investor shall not have assigned its rights and obligations under this Agreement within the applicable time period described above, the related Senior Class Conduit or the Transferor shall have the right to require such Bank Investor to accept the Assignment of the Bank Pro Rata Share for such Bank Investor of the related Senior Class Investor Amount; such Assignment shall occur in accordance with the applicable provisions of this Section. Such Bank Investor shall be obligated to pay to the related Senior Class Conduit, in connection with such Assignment, in addition to the Bank Pro Rata Share of the related Senior Class Investor Amount, an amount equal to the interest component of the outstanding Commercial Paper issued to fund the portion of the related Senior Class Investor Amount being assigned to such Bank

Investor, as reasonably determined by the Agent. Notwithstanding anything contained herein to the contrary, upon any such Assignment to a downgraded Bank Investor as contemplated pursuant to the immediately preceding sentence, the aggregate available amount of the related Senior Class Facility Limit, solely as it relates to the acquisition of any Additional Investor Amount by the related Senior Class Conduit, shall be reduced by the amount of the unused Commitment of such downgraded Bank Investor; it being understood and agreed, that nothing in this sentence or the two preceding sentences shall affect or diminish in any way any such downgraded Bank Investor's Commitment to the Transferor or such downgraded Bank Investor's other obligations and liabilities hereunder and under the other Transaction Documents. The related Senior Class Agent shall give the Agent and the Transferor prompt written notice of any Assignment to a Bank Investor pursuant to this Section 5.7.

                (g) Extension of Commitment Termination Date. With the consent of the Senior Class Agents and the Bank Investors and in accordance with the following sentences, the Transferor may elect to extend the then-current Commitment Termination Date for an additional period of up to 364 days commencing on such Commitment Termination Date. The Transferor shall notify the Senior Class Agents and the Bank Investors of the Transferor's request for such an extension by delivering to the Agent a notice of such request (which the Agent shall forward to each Senior Class Agent and each Bank Investor) not less than 45 days prior to such Commitment Termination Date. Each Senior Class Agent and each Bank Investor shall notify the Agent, and the Agent shall notify the Transferor, not later than 30 days prior to such Commitment Termination Date of the decision of each Senior Class Agent and each Bank Investor. Failure by a Senior Class Agent or a Bank Investor to respond shall constitute its refusal to consent.

        SECTION 5.8. Authorization and Action of Senior Class Agent.

                (a) Each of the Senior Class Conduits and related Bank Investors of each Class hereby appoints and authorizes the Senior Class Agent with respect to such Class to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Senior Class Agent by the terms hereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each of the Senior Class Conduits and related Bank Investors hereby appoint the related Senior Class Agent as their agent to execute and deliver all further instruments and documents, and take all further action that the related Senior Class Agent may deem necessary or appropriate or that the related Senior Class Conduit or Bank Investors may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Transferor hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder or under the Senior Class Certificates, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. With respect to actions which are incidental to the actions specifically delegated to the Agent hereunder, the Majority Investors may direct the related Senior Class Agent to direct the Agent to take any such incidental action hereunder and the approval of the Majority Investors is required to direct and/or approve the related Senior Class Agent's decision to remove the Agent pursuant to Section 5.5. The Majority Investors may direct the related Senior Class Agent to direct the Agent not to take or to cease taking any action which is incidental to the actions specifically delegated to the Agent hereunder. With respect to other actions which are incidental to the actions specifically delegated to a Senior Class Agent hereunder, a Senior Class Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the related Majority Investors; provided, however, that no Senior Class Agent shall be required to take any action hereunder if the taking of such action, in the reasonable determination of such Senior Class Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose such Senior Class Agent to liability hereunder or otherwise. Upon the occurrence and during the continuance of any Pay Out Event or Potential Pay Out Event, the Senior Class Agent shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of each related Investor. Unless otherwise provided herein, the Senior Class Agent shall not authorize the release by the Agent of any property conveyed to the Agent by the Transferor hereunder without the prior consent of the Majority Investors. The Senior Class Agent shall not, without the prior written consent of each of the related Senior Class Conduits (if any interest is held by a Senior Class Conduit at such time) and Bank Investors, agree to (i) amend, modify or waive any provision of this Agreement in any way which would (A) reduce or impair Collections or the payment of Carrying Costs or fees payable under the related Fee Letters or delay the scheduled dates for payment of such amounts, (B) increase the applicable Class Monthly Servicing Fee, (C) modify any provisions of this Agreement relating to the timing of payments required to be made by the Transferor or the application of the proceeds of such payments, or (D) the appointment of any Person (other than the Agent) as Successor Servicer. In addition, each Senior Class Agent agrees that it shall not agree to any amendment of or waiver under this Agreement not specifically contemplated by the preceding sentence without the consent of the related Majority Investors. In the event the Senior Class Agent requests a Person's consent pursuant to the foregoing provisions and the Senior Class Agent does not receive a consent (either positive or negative) from such Person within 10 Business Days of such Person's receipt of such request, then such Person (and its percentage interest hereunder) shall be disregarded in determining whether the Senior Class Agent shall have obtained sufficient consent hereunder.

                (b) The Senior Class Agent shall exercise such rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        SECTION 5.9. Senior Class Agents' Reliance, Etc. Neither any Senior Class Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Senior Class Agent under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Senior Class Agent: (i) may consult with legal counsel (including counsel for the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Senior Class Conduit or Bank Investor and shall not be responsible to any Senior Class Conduit or Bank Investor for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Transferor or to inspect the property (including the books and records) of the Transferor; (iv) shall not be responsible to any Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Senior Class Certificates or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

        SECTION 5.10. Credit Decision. Each Senior Class Conduit and Bank Investor acknowledges that it has, independently and without reliance upon the Senior Class Agent or any of the Senior Class Agent's Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to accept the transfer of an interest in a Certificate hereunder. Each Investor also acknowledges that it will, independently and without reliance upon the Senior Class Agent or any of the Senior Class Agent's Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

        SECTION 5.11. Indemnification of the Senior Class Agent. Each Bank Investor agrees to indemnify the related Senior Class Agent (to the extent not reimbursed by the Transferor), ratably (and not jointly) according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Senior Class Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Senior Class Agent under this Agreement, provided that a Bank Investor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the related Senior Class Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank Investor agrees to reimburse the related Senior Class Agent, ratably (and not jointly) according to their respective Commitments, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by such Senior Class Agent in connection with the modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Series 1997-1 Certificates and to the extent that the Senior Class Agent is not reimbursed for such expenses by the Transferor.

        SECTION 5.12. Successor Senior Class Agent. A Senior Class Agent may resign at any time by giving written notice thereof to the Agent, each other Senior Class Agent, each member of the Class, the Transferor and the Servicer and may be removed at any time with cause by the related Senior Class Conduit or Bank Investor. Upon any such resignation or removal, the members of the related Class acting jointly shall appoint a successor Senior Class Agent. Each Senior Class Conduit and Bank Investor agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Senior Class Agent. If no such successor Senior Class Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Senior Class Agent's giving of notice of resignation or the removal of the retiring Senior Class Agent, then the retiring Senior Class Agent may, on behalf of the related Senior Class Conduits and Bank Investors, appoint a successor Senior Class Agent which successor agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $500,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Senior Class Agent hereunder by a successor Senior Class Agent, such successor Senior Class Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Senior Class Agent, and the retiring Senior Class Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Senior Class Agent's resignation or removal hereunder as Senior Class Agent, the provisions of this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Senior Class Agent under this Agreement. Each successor Senior Class Agent shall promptly notify the Transferor and the Servicer of its appointment hereunder.

        SECTION 5.13. Payments by the Senior Class Agents. Unless specifically allocated to a Senior Class Conduit or a Bank Investor pursuant to the terms of this Agreement, all amounts received by the Senior Class Agent on behalf of the Senior Class Conduit or the Bank Investors shall be paid by the Senior Class Agent to the Senior Class Conduit or the Bank Investors, as applicable (at the accounts specified to the Senior Class Agent) in accordance with their respective related pro rata interests in the Senior Class Investor Amount on the Business Day received by the Senior Class Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Senior Class Agent shall use commercially reasonable efforts to pay such amounts on such Business Day, but, in any event, shall pay such amounts in accordance with their respective related pro rata interests in the Senior Class Investor Amount not later than the following Business Day.

ARTICLE VI

MISCELLANEOUS

        SECTION 6.1. Term of Agreement. This Agreement shall terminate on the date following the Termination Date upon which all amounts due to the Series 1997-1 Certificateholders under this Agreement and the other Transaction Documents have been paid in full; provided, however, that (i) the rights and remedies of the Agent, the Senior Class Agents, the Senior Class Conduits and the Bank Investors with respect to any representation and warranty made or deemed to be made by the Transferor or the Servicer pursuant to this Agreement, (ii) the indemnification and payment provisions of Article IV, and (iii) the agreement set forth in Section 6.9 hereof, shall be continuing and shall survive any termination of this Agreement.

        SECTION 6.2. Waivers; Amendments. No failure or delay on the part of the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended in a writing signed by the Transferor, the Servicer, the Agent, each Senior Class Agent, each Senior Class Conduit (prior to an assignment in whole by such Senior Class Conduit of its interest in the related Senior Class Certificate Principal Balance), and each Bank Investor and any right or remedy herein provided to the Agent, any Senior Class Agent, any Senior Class Conduit or any Bank Investor may be waived in a writing signed by the Agent and each Senior Class Agent; provided, however, that (i) any supplement to this Agreement to add an additional Senior Class Conduit as a party hereto must be signed only by the Transferor, the Servicer, the Agent, each Senior Class Agent, such additional Senior Class Conduit and the Bank Investors related to such Senior Class Conduit, and (ii) any amendment to the representations, warranties and covenants of the Servicer in this Agreement in connection with the appointment of a Successor Servicer shall not require the consent of the Transferor or the Servicer.

        SECTION 6.3. Notices, Etc. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by mail or facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement five (5) days after such mail has been deposited or, where applicable, on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 6.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses or facsimile numbers indicated on the signature pages hereto, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on the signature pages hereto or, in the case of a Bank Investor which becomes a party hereto pursuant to an Assignment and Assumption Agreement, on the signature page to the Assignment and Assumption Agreement pursuant to which it becomes a party hereto.

        SECTION 6.4. Governing Law; Submission to Jurisdiction; Integration.

                (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR AND THE SERVICER EACH HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Transferor and the Servicer each hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section shall affect the right of the Senior Class Conduits to bring any action or proceeding against the Transferor, the Servicer or their respective property in the courts of other jurisdictions.

                (b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

                (c) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

                (d) The Transferor and each Eligible Originator hereby appoint CT Corporation, located at 1633 Broadway, New York, New York 10019, as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by the Agent, any Senior Class Agent, any Senior Class Conduit, any Bank Investor or any assignee of any of them.

        SECTION 6.5. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 6.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

        SECTION 6.7. Successors and Assigns.

                (a) This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns; provided, however, that the Transferor may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Agent and each Senior Class Agent.

                (b) Without limiting the foregoing, a Purchaser may, from time to time, with prior or concurrent notice to the Transferor and the Servicer, in one transaction or a series of transactions, assign all or a portion of the Senior Class Certificates and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by a Purchaser to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Senior Class Certificates, (ii) the related administrative or managing agent for such Conduit Assignee will act as the Senior Class Agent for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the Senior Class Agent hereunder or under the other Transaction Documents, (iii) such Conduit Assignee and its Program Support Providers and other related parties shall have the benefit of all the rights and protections provided to the Purchaser and its Program Support Providers, respectively, herein and in the other Transaction Documents (including, without limitation, any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Purchaser's obligations, if any, hereunder or any other Transaction Document, and the Purchaser shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Purchaser and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Senior Class Certificates shall be made to the applicable agent or administrative agent, as applicable, on behalf of such Purchaser and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the "Interest Component" with respect to the portion of the Senior Class Investor Amount funded with commercial paper issued by the Purchaser from time to time shall be determined in the manner set forth in the definition of "Interest Component" applicable to such Purchaser on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than such Purchaser), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Agent or the agent or administrative agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent or such agent or administrative agent may reasonably request to evidence and give effect to the foregoing. No Assignment by a Purchaser to a Conduit Assignee of all or any portion of the Class A Certificates shall in any way diminish the related Bank Investors' obligation under Section 5.7(i) to fund any Additional Invested Amount not funded by the related Purchaser or such Conduit Assignee or (ii) to acquire from the related Purchaser or such Conduit Assignee all or any portion of the Senior Class Certificates.

                (c) The Transferor hereby agrees and consents to the assignment by each Senior Class Conduit from time to time of all or any part of its rights under, interest in and title to this Agreement and the Senior Class Certificates to any Program Support Provider for such Senior Class Conduit; provided, however, that any such assignment shall be made in accordance with the provisions of the Master Pooling and Servicing Agreement and the Series Supplement and any applicable provisions of this Agreement. In addition, the Transferor hereby consents to and acknowledges the assignment by (i) EFC of all of its rights under, interest in and title to this Agreement and the Senior Class Certificates to the Collateral Agent and (ii) each other Senior Class Conduit of all of its rights under, interest in and title to this Agreement and the Senior Class Certificates to any Program Support Provider for such Senior Class Conduit.

        SECTION 6.8. Confidentiality.

                (a) The Transferor and the Servicer agree to maintain the confidentiality of this Agreement, the Senior Class Certificates, the Fee Letters, and all other related documents and drafts thereof in communications with third parties (other than its employees, accountants, auditors, regulators, shareholders or counsel); provided, however, that this Agreement may be disclosed to third parties to the extent such disclosure is (i) required in order to comply with any applicable law, order, regulation or ruling, or (ii) required in response to any summons or subpoena or in connection with any litigation; and provided, further, however, that the Transferor and the Servicer shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of theirs. Such documents shall include, but not be limited to, research studies, proprietary technology, trade secrets, know-how, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers and others, marketing arrangements, customer lists and other documents embodying such confidential information.

                (b) The Agent, each Senior Class Agent, each Senior Class Conduit and each Bank Investor agree to maintain the confidentiality of any information obtained by it in respect of the Receivables (including credit losses and delinquency levels) and any other proprietary or confidential information with respect to Obligors, the Accounts, the Transferor or any Eligible Originator in communications with third parties (other than its employees, accountants, auditors, regulators, shareholders or counsel); provided, however, that such information may be disclosed to third parties to the extent such disclosure is (i) required in order to comply with any applicable Law, or (ii) required in response to any summons or subpoena or in connection with any litigation or (iii) to any Program Support Provider, Collateral Agent or Bank Investor or any prospective Bank Investor or Program Support Provider or to any rating agency providing a rating for the Related Commercial Paper, provided that the Agent, the applicable Senior Class Agent, the applicable Senior Class Conduit and the applicable Bank Investor inform such person that such information is sensitive, proprietary and confidential information. Notwithstanding the foregoing, (i) each Senior Class Conduit shall be permitted to disclose Receivable performance information and details concerning the structure of the facility contemplated hereby and by the Series Supplement, in summary form and in a manner not identifying the Transferor, to prospective investors in Related Commercial Paper, and (ii) the Agent, each Senior Class Agent and each Senior Class Conduit shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of theirs.

                The Agent, each Senior Class Agent, each Senior Class Conduit and each Bank Investor further understand and agree that, pursuant to the securities laws, including, without limitation, the Securities and Exchange Commission's Regulation FD, each of them may from time to time, in the course of performing their respective obligations and receiving their respective benefits under this Agreement, be the recipient of material nonpublic information relating to the Transferor, the Servicer or their respective affiliates, and that each of them will maintain such information strictly confidential in accordance with such laws and will not trade in any securities, including, without limitation any hedging or similar activities, on the basis of, or in reliance upon, such information.

        SECTION 6.9. No Bankruptcy Petition Against the Senior Class Conduits. Each of the Transferor, the Servicer, the Agent, the Senior Class Agents and the Bank Investors hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of the Senior Class Conduits, it will not institute against, or join any other Person in instituting against, or knowingly and intentionally cooperate with or encourage any other Person in instituting against, any Senior Class Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. Each of the Senior Class Conduits hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of any other Senior Class Conduits, it will not institute against, or join any other Person in instituting against, or knowingly and intentionally cooperate with or encourage any other Person in instituting against, any other Senior Class Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceeding under the laws of the United States or any state of the United States. The provisions of this Section 6.9 shall survive the termination of this Agreement.

        SECTION 6.10. No Recourse. (a) The obligations of each Senior Class Conduit under this Agreement are solely the corporate obligations of such Senior Class Conduit. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Senior Class Conduits under this Agreement and all other Transaction Documents are solely the corporate obligations of the respective Senior Class Conduits and shall be payable solely to the extent of funds received by any of them, as appropriate, from the Transferor or the Trust in accordance herewith or the Series Supplement or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper.

                (b) The obligations of the Transferor arising under this Agreement shall be payable solely from amounts available therefore in accordance with the Series Supplement and amounts otherwise released by the Trust to the Transferor as holder of the Transferor Interest or any other interest in the Trust.

                SECTION 6.11. Setoff. The Transferor and the Servicer hereby irrevocably and unconditionally waive all right of setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of the Senior Class Conduits at any time held by or in the possession of the Transferor.

                SECTION 6.12. Further Assurances.

                (a) The Transferor and the Servicer each agrees to do such further acts and things and to execute and deliver to the Agent, each Senior Class Agent, each Senior Class Conduit, each Bank Investor or each Collateral Agent such additional assignments, agreements, powers and instruments as are reasonably required by such party to carry into effect the purposes of this Agreement or to better assure and confirm unto such party its rights, powers and remedies hereunder.

                (b) Each of the Agent, each Senior Class Agent and each Senior Class Conduit agrees to do such further acts and things and to execute and deliver to the Transferor such additional instruments as are reasonably required by such party to carry into effect the purposes of this Agreement or to better assure and confirm unto such party its rights, powers and remedies hereunder.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Third Amended and Restated Certificate Purchase Agreement as of the date first written above.

SAKS CREDIT CORPORATION,
as Transferor

By:  _______________________________
        Name:  Scott A. Honnold
        Title:  Vice President

Address for notices:

Saks Credit Corporation
140 Industrial Drive
Elmhurst, Illinois  60126
Attention:  Scott A. Honnold
Telephone:  (205) 940-4708
Facsimile:  (205) 940-4709

SAKS INCORPORATED,
as Servicer

By:  _________________________________
       Name:  Scott A. Honnold
       Title:  Vice President and Treasurer

Address for notices:

Saks Incorporated
750 Lakeshore Parkway
Birmingham, Alabama  35211
Telephone:  (205) 940-4708
Facsimile: (205) 940-4709

ENTERPRISE FUNDING CORPORATION,
as a Purchaser and a Senior Class Conduit

By:  _________________________________
       Name;  Kevin Burns
       Title:  Vice President

Address for notices;

Enterprise Funding Corporation
c/o Global Securitization Services, LLC
25 West 43rd Street, Suite 1715
New York, New York  10036
Attention:  Kevin Burns
Telephone:  (212) 302-8331
Facsimile:  (212) 302-8767

(with a copy to the Agent and the related Senior Class Agent)

FALCON ASSET SECURITIZATION CORPORATION, as a purchaser and a Senior Class Conduit

By:  _________________________________
       Name:
       Title:

Address for notices:

c/o Bank ONe, NA (Main Office Chicago)
Asset-Backed Finance
One First National Plaza
Suite 0597, 1-21
Chicago, Illinois  60670-0597
Attention:  Credit Manager
Telephone:  _______________________
Facsimile:  (312) 732-4487

(with a copy to the related Senior Class Agent

WINDMILL FUNDING CORPORATION,
as a Purchaser and a Senior Class Conduit

By:  ________________________________
       Name:
       Title:

Address for notices:

c/o ABN AMRO Bank N.V.
135 South LaSalle Street, Suite 725
Chicago, Illinois  60603
Attention:  Vice President -- Secruitization
Telephone:  (312) 904-2227
Facsimilie:  (312) 904-4958

(with a copy to the related Senior Class Agent)

BANK OF AMERICAN, N.A., as Agent, as a Senior Class Agent and as a Bank Investor

By:  _________________________________
        Name:
        Title:

Address for notices:

Bank of America, N.A.
Bank of America Corporate Center
100 North Tryon Street, 10th Floor
NC1-007-10-07
Charlotte, North Carolina  28255
Attention:  Michelle M. Heath -- Global Asset Back Securitization Group
Telephone:  (704) 386-7922
Telecopy:  (704) 388-9169

Account for payments:

Bank of America, N.A.
ABA No.:  053000196
For Credit To:  Bank of America, Charolotte
Account No.:  109-360-065-6600
Attention:  Camille Zerbinos

Commitment: $105,000,000	BANK ONE, NA (Main Office Chicago),
as a Senior Class Agent and as a Bank Investor

By:  _______________________________
       Name:
       Title:

Address for notices:

Bank One, NA (Main Office Chicago)
One First National Plaza, 19th Floor
Chicago, Illinois  60670-0612
Attention:  ____________________
Telephone:  ____________________
Facsimile:  _____________________

(with a copy to the related Senior Class Agent)

Account for payments:

Attention:  Bill Marshall -- Asset Backed Finance
ABA No.:  071000013
For Credit to:  Saks Credit Card Master Trust
Account No.:  51 14810

Committement: $105,000,000	ABN AMRO BANK N.V.,
as a Senior Class Agent and as a Bank Investor

By:  ________________________________
       Name:
       Title:

Address for notices:

ABN AMRO BANK, N.V.
135 South LaSalle Street, Suite 725
Chicago, Illinois  60603

Attention:  Vice President -- Securitization
Telephone:  (312) 904-9234
Telecopy:  (312) 904-4958

(with a copy to the Agent)

Account for payments:

Bank:  ABN AMRO Bank, New York, NY
ABA No.:  026009580
For Credit to:  Amsterdam Funding Corp.
Account No.:  671042302550
Reference:  Saks

EXHIBIT A

TO THE THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

FORM OF ADDITIONAL INVESTMENT CERTIFICATE

        The undersigned, [Name of Officer], [Title of Officer] of Saks Credit Corporation, a Delaware corporation (the "Transferor"), and [Name of Officer], [Title of Officer] of Saks Incorporated, a Tennessee Corporation, as Servicer (the "Servicer"), pursuant to Section 2.2 of the Third Amended and Restated Certificate Purchase Agreement, dated as of November 19, 2001 (the "Agreement"), by and among the Transferor, the Servicer, Enterprise Funding Corporation, a Delaware corporation, Falcon Asset Securitization Corporation, a Delaware corporation, Windmill Funding Corporation, a Delaware corporation, Bank of America, N.A., a national banking association, as agent for the Senior Class Conduits and the Bank Investors, as a Senior Class Agent and individually as a Bank Investor, Bank One, NA (Main Office Chicago), a national banking association, as a Senior Class Agent and individually as a Bank Investor, and ABN AMRO Bank N.V., a "Naamloze Vennootschap" (public company with limited liability) organized under the laws of The Netherlands, as a Senior Class Agent and individually as a Bank Investor, hereby certify that:

(1) All of the representations and warranties of the Transferor and the Servicer in the Agreement are true and correct as of the date hereof (except to the extent that any such representation and warranty expressly relates to an earlier date).

(2) The Aggregate Outstanding Principal Balance as of the end of the immediately preceding Monthly Period $_____

(3) The Senior Class Investor Amount for each Senior Class as of the date hereof                                                                                             $_____[A-1]
                                                                                                      $_____ [A-2]
                                                                                                      $_____ [A-3]

(4) The Senior Class Certificate Principal Balance for each Senior Class as of the date hereof                                                                                     $_____[A-1]
                                                                                                      $_____ [A-2]
                                                                                                      $_____ [A-3]

(5) The Interest Component of Related Commercial Paper issued by the related Senior Class Conduit, if any, as of the Business Day immediately preceding the date hereof                                                                                             $_____[A-1]
                                                                                                      $_____ [A-2]
                                                                                                      $_____ [A-3]

(6) The Subordinate Class Investor Amount as of the Business Day immediately preceding the date hereof $_____

(7) The total amount of the Additional Investor Amount requested by the Transferor and the share of such Additional Investor Amount to be acquired by each Senior Class                                                                                              $_____[Total]
                                                                                                      $ _____[A-1]
                                                                                                      $_____ [A-2]
                                                                                                      $_____ [A-3]

(8) The Senior Class Certificate Principal Balance for each Senior Class after giving effect to the Additional Investor Amount (line 4 plus line 7)              $_____ [A-1]
                                                                                                      $_____ [A-2]
                                                                                                      $_____ [A-3]

(9) The estimated additional Interest Component of the Related Commercial Paper to be issued to fund the Additional Investor Amount (Assuming: Discount Rate: _____; Term: _____) $_____[A-1]

(10) The Senior Class Certificate Principal Balance after giving effect to the Additional Investor Amount plus the Interest Component of Related Commercial Paper issued by the related Senior Class Conduit, if any (line 5 plus line 8 plus line 9)                                                                                                   $_____[A-1]
                                                                                                      $_____ [A-2]
                                                                                                      $_____ [A-3]

(11) Are the amounts on line 10 less than the related Senior Class Facility Limit [Yes]

(12) The Transferor Amount after giving effect to the Additional Investor Amount, each as of the Determination Date preceding the Distribution Date $_____

(13) The Transferor Amount is not less than the Minimum Transferor Amount [Yes]

(14) The Subordinate Class Investor Amount (line (6)) is not less than the Minimum Enhancement Amount [Yes]

(15) No Potential Pay Out Event or Pay Out Event under the Agreement has occurred and is continuing [Yes]

        Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Agreement.

        IN WITNESS WHEREOF, I have duly executed and delivered this Additional Investment Certificate on this ____ day of ______, 20__.

                                                                    SAKS CREDIT CORPORATION
                                                                    as Transferor

                                                                    By: 9; _____________________________
                                                                            Name: 9;
                                                                            Title:

EXHIBIT B

TO THE THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

        Reference is made to the Third Amended and Restated Certificate Purchase Agreement, dated as of November 19, 2001 (as may be amended or otherwise modified from time to time, the "Agreement"), by and among Saks Credit Corporation, a Delaware corporation, as transferor, Saks Incorporated, a Tennessee corporation, as servicer, Enterprise Funding Corporation, a Delaware corporation, Falcon Asset Securitization Corporation, a Delaware corporation, Windmill Funding Corporation, a Delaware corporation, Bank of America, N.A., a national banking association, as agent for the Senior Class Conduits and the Bank Investors, as a Senior Class Agent and individually as a Bank Investor, Bank One, NA (Main Office Chicago), a national banking association, as a Senior Class Agent and individually as a Bank Investor, and ABN AMRO Bank N.V., a "Naamloze Vennootschap" (public company with limited liability) organized under the laws of The Netherlands, as a Senior Class Agent and individually as a Bank Investor.

        [NAME OF ASSIGNOR], in its capacity as [a Bank Investor] under the Agreement (the "Assignor") and [NAME OF ASSIGNEE] (the "Assignee") hereby agree as follows:

        1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor's rights and obligations under the Agreement, such interest, expressed as a percentage of all rights and obligations of the members of the Senior Class of which the Assignor is a member, being equal to the percentage equivalent of a fraction the numerator of which is $[________] and the denominator of which is the Senior Class Facility Limit for such Senior Class.

        2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien created by it; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Transferor or the performance or observance by the Transferor of any of its obligations under the Agreement or any instrument or document furnished pursuant thereto.

        3. The Assignee (i) confirms that it has received a copy of the Agreement, the Pooling and Servicing Agreement and the Series Supplement, together with copies of the financial statements referred to in Section 3.3 of the Agreement, to the extent delivered through the date of this Assignment and Assumption Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and purchase such interest in the Assignor's rights and obligations under the Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any of its Affiliates, any Senior Class Agent, the Assignor or any other Senior Class Conduit or Bank Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Transaction Documents; (iii) appoints and authorizes each of the Agent and the Senior Class Agent for the Senior Class of which the Assignor is a member to take such action as agent on its behalf and to exercise such power under the Agreement and the Transaction Documents and any other instrument or document furnished pursuant thereto as are delegated to the Agent and the Senior Class Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) appoints the Agent to enforce its respective rights and interests in and under the Agreement and the Receivables in accordance with Article V of the Agreement; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Bank Investor; (vi) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof; (vii) attaches the forms prescribed by the Internal Revenue Service of the United States of America certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; and (viii) covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of the Senior Class Conduits, it will not institute against, or join any other Person in instituting against any Senior Class Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

        4. The effective date for this Assignment and Assumption Agreement shall be the later of (i) the date on which the Agent receives this Assignment and Assumption Agreement executed by the parties hereto, and receives the consent of the Senior Class Agent, on behalf of the Assignor, and (ii) the date of this Assignment and Assumption Agreement (the "Effective Date"). Following the execution of this Assignment and Assumption Agreement and the consent of the Senior Class Agent, on behalf of the Assignor, this Assignment and Assumption Agreement will be delivered to the Agent for acceptance and, with respect to the Assignment and Assumption Agreement, recording by the Agent.

        5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank Investor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Agreement.

        6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in the related Senior Class Certificates, Carrying Costs allocable to the related Bank Investor and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

        7. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the ___ day of _______, 20__.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Address for notices and Account for payments:

For Credit Matters:                                    For Administrative Matters:

[NAME]                                                   [NAME]
[ADDRESS]                                             [ADDRESS]
Attention:                                                  Attention:
Telephone:                                                Telephone:
Facsimile:                                                  Facsimile:

Account for Payments:

[ACCOUNT NAME]
[ROUTING ADDRESS]
ABA Number:
Account Number:
Attn:

Accepted this ___ day
of _______, 20__

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

Consented to this ___ day
of _________, 20__

[Senior Class Agent],
as Senior Class Agent

By:
Name:
Title:

EXHIBIT C

TO THE THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

FORM OF [OFFICER'S] CERTIFICATE

        I, _______________, the undersigned [Officer] of [NAME OF COMPANY], a [_________] corporation (the "Company"), DO HEREBY CERTIFY that:

        1. Attached hereto as Annex A is a true and complete copy of the Certificate of Incorporation of the Company as in effect on the date hereof.

        2. Attached hereto as Annex B is a true and complete copy of the By-Laws of the Company as in effect on the date hereof.

   3. Attached hereto as Annex C is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Company on ________, 20__, approving the execution, delivery and performance of each of the documents mentioned therein, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect.

    4. The below-named persons have been authorized on the Company's behalf to execute the Third Amended and Restated Certificate Purchase Agreement and any other documents to be delivered by the Company thereunder, and at all times since _______, 20__ (to and including the date hereof) have been officers or representatives of the Company holding the respective offices or positions below set opposite their names and the signatures below set opposite their names are their genuine signatures:

Name Title Signature

______________ _______________ _______________

______________ _______________ _______________

______________ _______________ _______________

______________ _______________ _______________

    5. The representations and warranties of the Company contained in Section [3.1][3.2] of the Third Amended and Restated Certificate Purchase Agreement, dated as of June 28, 2001, by and among the Transferor, Saks Incorporated, as servicer, Enterprise Funding Corporation, a Delaware corporation, Falcon Asset Securitization Corporation, a Delaware corporation, Windmill Funding Corporation, a Delaware corporation, Bank of America, N.A., a national banking association, as agent for the Senior Class Conduits and the Bank Investors, as a Senior Class Agent and individually as a Bank Investor, Bank One, NA (Main Office Chicago), a national banking association, as a Senior Class Agent and individually as a Bank Investor, and ABN AMRO Bank N.V., a "Naamloze Vennootschap" (public company with limited liability) organized under the laws of The Netherlands, as a Senior Class Agent and individually as a Bank Investor, are true and correct as if made on the date hereof.

    WITNESS my hand as of this _____ day of November, 2001.

___________________________
[Name]
[Title]

    I, the undersigned, [Title of Officer] of the Transferor, do hereby certify that [Name of Secretary/Assistant Secretary] is the duly elected and qualified [Secretary][Assistant Secretary] of the Company and the signature above is his/her genuine signature.

    WITNESS my hand as of this _____ day of November, 2001.

___________________________
[Name]
[Title]

EXHIBIT D

TO THE THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

        In the event the Servicer fails to perform its obligations under Section 3.4(f)(i) of this Agreement by April 1, 2002, then the Servicer shall pay to the Senior Class Agents a fee of $1 million, which the Senior Class Agents shall allocate and distribute to each of the Senior Class Agents based upon each of their respective Pro Rata Shares; provided, however, that the Servicer shall not pay such fee if its failure to observe such obligations results from any of the following events that affects the ability of any of the designated Back-Up Servicer, or any service provider necessary to the Back-Up Servicer for performing any of the items in Section 3.4(f)(i), the Servicer or the Senior Class Agents to perform their respective obligations under Section 3.4(f)(i): (i) any banking moratorium declared by any United States federal or state authorities or other applicable authorities, including, without limitation, regulatory authorities; (ii) any outbreak or escalation of hostilities, any declaration of war by the United States or any other national or international calamity, crisis or emergency, or any act or acts of terrorism; (iii) any flood, fire, storm or other catastrophe, whether natural or caused by a third party, including, without limitation, acts of God; and (iv) any failure in electricity or other power, communications, other utilities or transportation services.

EXHIBIT E

TO THE THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

[Delivered Separately]

EXHIBIT F

TO THE THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

FORM OF QUARTERLY SERVICER'S CERTIFICATE

SAKS INCORPORATED

        The undersigned, a duly authorized representative of Saks Incorporated, as Servicer pursuant to the Master Pooling and Servicing Agreement, dated as of August 21, 1997, as amended (the "Pooling and Servicing Agreement"), as supplemented by a Third Amended and Restated Series 1997-1 Supplement, dated as of November 19, 2001 (the "Series Supplement"), each by and among Saks Credit Corporation, as Transferor, Saks Incorporated, as Servicer, and Wells Fargo Bank Minnesota, National Association, as Trustee, does hereby certify that:

  Capitalized terms used in this Officer's Certificate have their respective meanings set forth in the Pooling and Servicing Agreement and the Series Supplement.

  Saks Incorporated is as of the date hereof the Servicer under the Pooling and Servicing Agreement.

  The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Officer's Certificate to Bank of America, N.A., as the Agent, and to each Senior Class Agent under the Certificate Purchase Agreement referred to in the Series Supplement.

  This certificate is delivered pursuant to Section 3.7 of the Third Amended and Restated Certificate Purchase Agreement.

  A review of the activities of the Servicer during the calendar quarter ended ______ __,      and of its performance under the Certificate Purchase Agreement and the other Transaction Documents was made under my supervision.

  To the best of my knowledge, based on such review, the Servicer has fully performed all its obligations under the Pooling and Servicing Agreement, the Series Supplement, the Certificate Purchase Agreement and the other Transaction Documents throughout such calendar quarter and no event which, with the giving of notice or passage of time or both, would constitute a Pay Out Event or Servicer Default has occurred or is continuing except as set forth in paragraph 7 below.

  The following is a description of each Pay Out Event or Servicer Default known to me to have been made during the calendar quarter ended ______ __, ____ including the (i) nature of each such Pay Out Event or Servicer Default, (ii) the action taken by the Servicer, if any, to remedy each such Pay Out Event or Servicer Default and (iii) the current status of each such Pay Out Event or Servicer Default:

        IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Certificate this ___ day of __________, ____.

SAKS INCORPORATED

By:
Name:
Title:

EXHIBIT G

DEFINED TERMS UNDER THE FINANCIAL COVENANTS

        Capitalized terms, to the extent not defined within this Exhibit G, shall have the meanings assigned to them in the Credit Agreement.

        "Acquisition" means the acquisition, including without limitation by means of merger or consolidation, by the Servicer or any Subsidiary of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, (ii) assets of another Person which constitute all or substantially all of the assets of such Person or (iii) a Business Unit.

        "Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Servicer, the Servicer's consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by the Servicer or its Subsidiaries in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which the Servicer or any Subsidiary has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Servicer or such Subsidiary in the form of cash distributions; (e) earnings of any Person [to which assets of the Servicer shall have been sold, transferred or disposed of, or] into which any Subsidiary shall have been merged, or which has been a party with any Subsidiary to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Servicer or any Subsidiary or from cancellation or forgiveness of Debt; and (g) gain arising from extraordinary or non-recurring items, as determined in accordance with GAAP, or from any other non-recurring transaction.

        "Authorized Representative" means any of the Chairman, Vice Chairmen, President or Executive Vice Presidents of the Servicer and, with respect to financial matters, the Treasurer or Chief Financial Officer of the Servicer.

        "Business Unit" means (i) one or more retail stores, warehouses or distribution centers, including the related land, buildings and trade fixtures of a Person or a division of a Person, which may, but is not required to, include inventory, receivables, furniture, fixtures and equipment, and intangible and other assets related to such retail stores, warehouses or distribution centers or (ii) all or substantially all of a line or lines of business conducted by a Person or a division of a Person.

        "Capital Expenditures" means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.

        "Capital Lease" means any lease of property by the Servicer or any of its Subsidiaries which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of the Servicer and its Subsidiaries.

        "Closing Date" means, solely for purposes of this Exhibit G, the date of the Credit Agreement.

        "Cost of Acquisition" means, as at the date of closing any Acquisition, the sum of the following: (i) the value of the capital stock, or warrants or options to acquire capital stock, of the Servicer or any Subsidiary to be transferred in connection therewith, (ii) any cash or other property (excluding property described in clause (i)) or the unpaid principal amount of any debt instrument given as consideration in such Acquisition, and (iii) any Debt or liabilities assumed by the Servicer or its Subsidiaries in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Servicer shall be valued (I) at its market value as reported on the New York Stock Exchange or any national securities exchange with respect to shares that are freely tradable, and (II) with respect to shares that are not freely tradable, as determined by the Board of Directors of the Servicer (which determination shall be conclusive), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary (which determination shall be conclusive), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

        "Credit Agreement" shall mean the Credit Agreement among the Servicer, each Lender party thereto, and Bank of America, N.A., as the Agent, entered into at or about the same time as the Third Amended and Restated Certificate Purchase Agreement.

        "Debt" means, without duplication, all liabilities, obligations and indebtedness of the Servicer and its Subsidiaries to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including (a) all Obligations; (b) all Debt of any other Person secured by any Lien on the Servicer's or any Subsidiary's property, even though the Servicer or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities under this clause (b) which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Servicer and its Subsidiaries prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Servicer or its Subsidiaries, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities under this clause (c) which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Servicer and its Subsidiaries prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties and (e) Synthetic Lease Indebtedness.

        "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

        "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

        "EBITDA" means, with respect to any fiscal period of the Servicer, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, interest expenses, Federal, state, local and foreign income taxes, depreciation and amortization.

        "Event of Default" has the meaning specified in Section 9.1 of the Credit Agreement.

        "Financing Charges" means those charges owed and allocated to third parties in the ordinary course of business with respect to accounts receivable securitizations transacted in the ordinary course of business.

        "Financial Statements" means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 of the Credit Agreement or any other financial statements required to be given to the Lenders pursuant to this Agreement.

        "Fixed Charge Coverage Ratio" means, with respect to any fiscal period of Servicer, the ratio of (i) the sum of EBITDA plus rental and all other payments made in respect of or in connection with operating leases plus Financing Charges to (ii) Fixed Charges.

        "Fixed Charges" means, with respect to any fiscal period of the Servicer on a consolidated basis, without duplication, the sum of (a) interest expense, (b) rental and all other payments made by the Servicer and its consolidated Subsidiaries in respect of or in connection with operating leases, (c) Financing Charges, (d) Capital Expenditures other than (i) Capital Expenditures funded with Debt other than Revolving Loans (but including, without duplication, principal payments with respect to such Debt), (ii) Capital Expenditures funded with the Net Proceeds of the issuance of capital stock of the Servicer (other than to a Subsidiary), (iii) Capital Expenditures arising in connection with a Permitted Acquisition to the extent the Cost of Acquisition is paid through the issuance of capital stock of the Servicer, and (iv) Capital Expenditures funded with the Net Proceeds of Dispositions permitted under Section 7.8(a)(v) of the Credit Agreement, (e) scheduled principal payments of Debt paid during such fiscal period, and (f) Federal, state, local and foreign income taxes paid in cash.

        "GAAP" means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Guaranty" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness or dividend or Debt of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

        "Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

        "Liquidity Event" means the determination of the Agent that Availability is less than $100,000,000.

        "Permitted Acquisition" means an Acquisition beyond the normal course of business effected with the consent and approval of the board of directors or other applicable governing body of the Person being acquired, and with the duly obtained approval of such shareholders or other holders of equity interest as such Person may be required to obtain, so long as (i) immediately prior to and immediately after the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing, (ii) substantially all of the sales and operating profits generated by such Person (or assets) so acquired or invested are derived from (A) the same or related line or lines of business as conducted by the Servicer and its Subsidiaries on the Closing Date or (B) a line or lines of business not inconsistent with the business substantially as conducted by the Servicer and its Subsidiaries on the Closing Date; provided that the Cost of Acquisition of all such Acquisitions permitted pursuant to this clause (ii)(B) shall not in the aggregate exceed $150,000,000 during any Four-Quarter Period and (iii) if the Cost of Acquisition therefor equals or exceeds $50,000,000, pro forma historical financial statements as of the end of the most recently completed Four-Quarter Period giving effect to such Acquisition are delivered to the Agent not less than five (5) Business Days prior to the consummation of such Acquisition, together with a certificate of an Authorized Representative demonstrating compliance with the financial covenants set forth in Article 7 of the Credit Agreement after giving effect to such Acquisition.

        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

        "Servicer" shall mean, for the purpose of these financial covenant definitions, Saks Incorporated, having a principal place of business in Birmingham, Alabama.

        "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Servicer.

        "Synthetic Lease Indebtedness" means, with respect to a Person that is a lessee under a synthetic lease, an amount equal to (i) the aggregate purchase price of any property that the lessor under such synthetic lease acquired, through one or a series of related transactions, and thereafter leased to such Person pursuant to such synthetic lease less (ii) the aggregate amount of all payments of fixed rent or other rent payments which reduce such Person's obligation under such synthetic lease and which are not the financial equivalent of interest. Synthetic Lease Indebtedness of a Person shall also include, without duplication, the amount of Synthetic Lease Indebtedness of others to the extent guarantied by such Person.

        "Twelve-Month Period" shall mean a period of twelve full consecutive fiscal months taken together as one accounting period.

EXHIBIT H

TO THE THIRD AMENDED AND RESTATED
CERTIFICATE PURCHASE AGREEMENT

PROCEEDINGS

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